Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NOVARTIS AG,

REDWOOD MERGER SUB INC.

and

REGULUS THERAPEUTICS INC.

Dated as of April 29, 2025

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Annexes

A – Conditions to the Offer

B – Certificate of Incorporation of the Surviving Corporation

C – Bylaws of the Surviving Corporation

D – CVR Agreement

Schedules

Schedule I – Antitrust Proceedings

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 29, 2025, by and among Novartis AG, a company limited by shares (Aktiengesellschafl) incorporated under the laws of Switzerland (“Parent”), Redwood Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Regulus Therapeutics Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent has agreed to cause Merger Sub to, and Merger Sub has agreed to, commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Shares”) for (i) $7.00 in cash per Company Share, subject to any applicable withholding, without interest thereon (the “Closing Amount”), plus (ii) one (1) contingent value right per Company Share (each, a “CVR”) representing the right to receive one (1) contingent payment in cash, subject to any applicable withholding, without interest thereon, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below) (the Closing Amount plus one (1) CVR, collectively, or any greater amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is outstanding immediately prior to the Effective Time and not validly tendered and irrevocably accepted for payment pursuant to the Offer (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive the Offer Price, and the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be governed by, and effected under, Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby in accordance with the DGCL, and approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (iii) resolved that this Agreement and the Merger be effected under Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time, (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to

Merger Sub pursuant to the Offer and (v) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the transactions contemplated hereby not to be subject to any Takeover Provision that might otherwise apply to the transactions contemplated hereby;

WHEREAS, (i) the Board of Directors of each of Parent and Merger Sub have (A) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (B) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (ii) the Board of Directors of Merger Sub has recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement by written consent in lieu of a meeting effective immediately following the execution and delivery of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (a) contains confidentiality and non-use provisions that are not, in the aggregate, less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals and (b) does not contain any provisions prohibiting or otherwise restricting the Company from (or the counterparty otherwise expressly permits in writing) making any of the disclosures required to be made to Parent, or otherwise complying with the Company’s obligations, under Section 6.2 or Section 6.3.

“Acceptance Time” shall mean the date and time of the irrevocable acceptance for payment by Merger Sub of Company Shares validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by or on behalf of Parent or Merger Sub or any of their respective Affiliates) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Shares representing more than twenty percent (20%) of the voting power of the surviving entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold Company Shares representing less than eighty percent (80%) of the voting power of the surviving entity after giving effect to the consummation of such transaction; (c) any sale, exclusive license or disposition of, or joint venture or other similar transaction involving, more than twenty percent (20%) of the assets of the Company determined on a fair market value basis; (d) any liquidation or dissolution of the Company; (e) any sale of the rights of, license (other than any non-exclusive and non-material license granted by the Company in the ordinary course of business or expressly permitted to be granted by the Company by Section 6.1) of, or joint venture or other similar transaction involving farabursen; or (f) any combination of the foregoing; provided, however, the Offer, the Merger and the other transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any Foreign Antitrust Laws, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Alnylam/Ionis License Agreement” shall mean the Amended and Restated License and Collaboration Agreement by and among Alnylam Pharmaceuticals Inc., Isis

Pharmaceuticals, Inc., and the Company dated as of January 1, 2009, as amended by Amendment Number One to the Amended and Restated License and Collaboration Agreement, dated as of June 10, 2010, Amendment Number Two to the Amended and Restated License and Collaboration Agreement, dated as of October 25, 2011, and Amendment Number Three to the Amended and Restated License and Collaboration Agreement, dated as of August 2, 2013, as amended and supplemented from time to time.

“Business Day” (i) shall mean any day other than a Saturday or Sunday or any day on which commercial banks in New York, New York, or Basel or Zurich, Switzerland are authorized or required by applicable Law to remain closed, (ii) solely for purposes of Section 2.1(d), shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act, and (iii) solely for the purposes of determining the Closing Date, shall mean any day other than a Saturday or Sunday or any day on which the Secretary of State of Delaware is authorized or required by applicable Law to remain closed.

“CalTech License Agreement” shall mean the License Agreement by and between California Institute of Technology and the Company dated as of December 1, 2009, as amended by First Amendment to License Agreement, dated as of November 20, 2012, as amended and supplemented from time to time.

“Certificate of Designations” shall mean, collectively, that certain (i) Certificate of Designation of Preferences, Rights and Limitations of Class A-1 Convertible Preferred Stock, filed with the SEC on May 9, 2019, as amended by that certain Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Class A-1 Convertible Preferred Stock, filed with the SEC on December 4, 2020; (ii) Certificate of Designation of Preferences, Rights and Limitations of Class A-2 Convertible Preferred Stock, filed with the SEC on December 26, 2019, certain Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Class A-2 Convertible Preferred Stock, filed with the SEC on December 4, 2020; (iii) Certificate of Designation of Preferences, Rights and Limitations of Class A-3 Convertible Preferred Stock, filed with the SEC on December 4, 2020; (iv) Certificate of Designation of Preferences, Rights and Limitations of Class A-4 Convertible Preferred Stock, filed with the SEC on November 30, 2021; (v) Certificate of Designation of Preferences, Rights and Limitations of Class A-5 Convertible Preferred Stock, filed with the SEC on April 13, 2023; (vi) Certificate of Designation of Preferences, Rights and Limitations of Class A-6 Convertible Preferred Stock, filed with the SEC on March 14, 2024; and (vii) Certificate of Decrease of Class A-1 Convertible Preferred Stock, Class A-2 Convertible Preferred Stock, and Class A-3 Convertible Preferred Stock, filed with the SEC on March 21, 2024.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation, dated as of August 3, 2016, as amended by that certain Certificate of Amendment, filed with the SEC on October 2, 2018, as further amended by that Certificate of Amendment, filed with the SEC on June 16, 2021, as further amended by that certain Certificate of Amendment, filed with the SEC on June 26, 2022, and as further amended by the Certificate of Designations.

“Company ESPP” shall mean the Company’s 2022 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights (i) owned or co-owned, purported to be owned or co-owned by the Company (such owned or co-owned Intellectual Property Rights, “Company Owned Intellectual Property Rights”), or (ii) exclusively licensed to the Company (such licensed Intellectual Property Rights, “Company Licensed Intellectual Property Rights”).

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect,” and collectively, “Effects”) that, individually or in the aggregate with all other Effects, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company, taken as a whole, or (ii) prevents or materially impairs the ability of the Company to consummate the Offer or the Merger by the Termination Date; provided, however, that, for the purposes of the preceding clause (i) only, no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) in this definition below, to the extent such Effects disproportionately and adversely affect the Company relative to other similarly situated companies operating in the biopharmaceutical industry (in which case, only the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred a “Company Material Adverse Effect”):

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) general conditions (or changes in such conditions) in the biopharmaceutical industry;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current disputes involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Lebanon, Syria or Iran);

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, cyberattacks, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) actual or proposed changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case, occurring after the date hereof;

(g) the announcement of or the pendency or consummation of the transactions contemplated hereby, including (i) the identity of Parent, Merger Sub or their Affiliates, (ii) any resulting termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, licensors, suppliers, distributors or other business partners, and (iii) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, licensors, suppliers, distributors or other business partners resulting therefrom; provided that this clause (g) shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement of, or the compliance with, this Agreement, or the pendency or consummation of the transactions contemplated hereby or with respect to the condition set forth in clause (C)(2) of Annex A, to the extent it relates to such representations and warranties;

(h) (i) any results, outcomes, data or incidence or severity of adverse events, side effects or safety observations or reports of side effects, adverse events or safety observations, in each case, arising from any nonclinical or clinical studies or trials that are or have been conducted by or on behalf of the Company, or any competitor of the Company (or the announcements thereof), (ii) results of meetings with the FDA or other Governmental Authority (including any communications from any Governmental Authority in connection with such meetings) relating to any products or product candidates of the Company, or any competitor, (iii) the determination by, or the delay of a determination by, the FDA or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company’s, or any competitor’s product candidates, (iv) FDA approval (or other clinical or regulatory developments), market entry or threatened market entry of any product competitive with any of the Company’s product candidates, or any guidance, announcement or publication by the FDA or other Governmental Authority relating to any products or product candidates of the Company, or any competitor, or (v) any manufacturing or supply chain disruptions or delays affecting any Company Product (to the extent not caused by any action or omission of the Company), or any developments relating to reimbursement, coverage or payor rules with respect to any Company Product;

(i) any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any Governmental Authority, or any panel or advisory body empowered or appointed thereby, relating to any products or product candidates of the Company, or any of its competitors;

(j) any actions taken by the Company or the failure by the Company to take action, in each case, to which Parent has consented, or which Parent has requested or approved, or the taking of any action by the Company expressly required by this Agreement, or the Company’s failure to take any action expressly prohibited by this Agreement;

(k) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect); or

(l) any Transaction Litigation;

except, with respect to the preceding clauses (h) and (i), to the extent any such Effect results from (1) any action taken (or the failure to take any action) by or at the express direction of the Company constituting fraud or violation of applicable Law or (2) any willful and material failure on the part of the Company to comply with the approved clinical protocol for the development of any product or product candidate, unless Parent shall have consented in writing to the taking or failure to take any such action.

“Company Non-Exclusively Licensed Intellectual Property” means the Intellectual Property Rights that are (a) licensed on a non-exclusive basis to the Company under the Alnylam/Ionis License Agreement, the CalTech License Agreement or the UTSW License Agreement and (b) material to the Company’s business.

“Company Option” shall mean an option to purchase Company Shares.

“Company Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.

“Company Product” shall mean any pharmaceutical product that is being researched, developed, tested, manufactured, sold or distributed, or otherwise commercialized, by or on behalf of the Company and that is owned by, licensed to, or otherwise used in the business of, the Company.

“Company PSU Award” shall mean any award of performance-based restricted stock units with respect to Company Shares that is, at the time of grant, subject to performance-based vesting or forfeiture conditions.

“Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights within the Company Intellectual Property Rights.

“Company RSU Award” shall mean any award of restricted stock units with respect to Company Shares that is, at the time of determination, subject to vesting or forfeiture conditions and that is not a Company PSU Award.

“Company Stock Awards” shall mean the Company Options, the Company RSU Awards and the Company PSU Awards.

“Company Stock Plans” shall mean the Company’s 2012 Equity Incentive Plan, 2019 Equity Incentive Plan, and 2021 Inducement Plan, in each case, as amended.

“Company Stockholders” shall mean holders of Company Shares prior to the Effective Time in their capacity as such.

“Company Warrants” shall mean any warrant to purchase or otherwise acquire Company Shares that is, at the time of determination, unexercised.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employees” shall mean all employees of the Company immediately prior to the Effective Time who continue their employment with Parent, Surviving Corporation or any of their respective Affiliates on or after the Effective Time.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“CVR Agreement” shall mean a Contingent Value Rights Agreement substantially in the form attached hereto as Annex D, to be entered into between Parent and the Rights Agent, with such revisions thereto as may be requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any holder of a CVR.

“Data Protection Laws” shall mean any Laws applicable to the Company relating to the Processing of data, data privacy, cyber security or data breach or security incident notification.

“Data Protection Requirements” shall mean (a) all applicable Data Protection Laws. (b) the Company’s published policies (including privacy notices and consents); (c) contractual requirements to which the Company is subject; and (d) generally accepted industry standards applicable to the industry in which the Company operates which are binding on the Company; in the case of (b)—(d), that relate to the Processing of Personal Information, data privacy, cyber security or data breach or security incident notification.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Employee Company Stock Award” shall mean any Company Stock Award granted to an individual who was an employee of the Company at the time of grant.

“Employee Company Stock Awardholders” shall mean holders of Employee Company Stock Awards prior to the Effective Time in their capacity as such.

“Environmental Law” shall mean all Laws relating in any way to the environment; pollution; preservation or reclamation of natural resources; the presence, management, manufacture, processing, distribution, transport, threatened Release, or Release of, or exposure to, Hazardous Substances; or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FDCA” shall mean the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Good Clinical Practices” shall mean all applicable legal requirements and standards governing the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials of pharmaceuticals (including all applicable requirements governing the protection of human subjects), as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 50, 54, 56, and 312), as amended and any comparable requirements of any comparable Governmental Authorities outside of the United States, in each case, to the extent any such requirements or standards have force of Law.

“Good Documentation Practices” shall mean all applicable legal requirements and standards and practices of creating and maintaining records that are accurate, attributable, verified as genuine, legible, contemporaneous and complete, and are created and stored using security measures that protect the confidential nature (if applicable) and integrity of the records, and prevent unauthorized access to, and alteration, corruption or loss of such records in a manner sufficient to satisfy the requirements contained in 21 C.F.R. Parts 58, 312, 210, and 211 and any comparable requirements enforced by Governmental Authorities outside the United States, in each case to the extent any such requirements or standards have the force of Law.

“Good Laboratory Practices” shall mean all applicable legal requirements and standards governing the conduct non-clinical laboratory studies of pharmaceuticals, as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11 and 58), as amended, and any comparable standards of good laboratory practices as are required by Governmental Authorities outside of the United States, in each case to the extent any such requirements or standards has the force of Law.

“Good Manufacturing Practices” shall mean all applicable legal requirements and standards governing the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 210, and 211), as amended, and any comparable standards of good manufacturing practices as are required by Governmental Authorities outside of the United States, in each case to the extent any such requirements or standards have force of Law.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the safety, efficacy, testing, quality, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Governmental Official” shall mean any official or employee of any Governmental Authority, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority, political party, or public international organization.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, or is regulated under any Environmental Law due to a potential to cause harm or injury to human health, natural resources or the environment or would reasonably be expected to give rise to liability or any obligation to remediate under any applicable Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, mold, lead, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean the FDCA, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalties law (42 U.S.C. § 1320a-7a), in each case, as amended and the regulations promulgated thereunder, including Good Clinical Practices, Good Documentation Practices, Good Laboratory Practices, and Good Manufacturing Practices.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“In the Money Option” shall mean each Company Option which has a per Company Share exercise price that is less than the Closing Amount.

“Incidental Contracts” shall mean all (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) material transfer agreements, (c) Contracts that are ancillary to a sale of products or services to customers or the purchase or use of software, services, equipment, reagents or other materials, (d) non-disclosure agreements, (e) non-exclusive license agreements for cell lines, viruses and research tools, (f) non-material services agreements, and (g) offer letters, employment agreements, consulting or contractor agreements and invention assignment agreements entered into with employees and contractors of the Company; in each case ((a) through (g)), that do not transfer ownership of, or grant any exclusive license under, any Company Intellectual Property Rights to any other Person and that have been entered into in the ordinary course of business consistent with past practice.

“Indebtedness” shall mean, with respect to any Person, without duplication, as of the date of determination: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by a Lien on property or assets owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (d) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (e) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (f) capital lease obligations, and (g) all guarantees of such Person of any Indebtedness of any other Person. For purposes of this Agreement, Indebtedness of the Company shall exclude any account payables incurred in the ordinary course of business.

“Intellectual Property Rights” shall mean any and all rights, title and interest in intellectual property and similar proprietary rights in any jurisdiction throughout the world, including any and all national, state, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) national, regional and international patents, patent applications, including all provisionals, nonprovisionals, divisional, continuations, continuations-in-part, substitutions, re-registrations, extensions, renewals, reissues, reexaminations, supplementary protection certificates, term extensions, confirmations, certificates of invention, statutory invention registrations and the equivalents of any of the foregoing, (b) trademarks, service marks, trade names, domain names, business names, corporate names, brand names, URLs, social and mobile media identifiers or other names and locators associated with the internet, trade dress, designs, logos and other source or business identifiers, including registrations, applications for registration, renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby, (c) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (d) software, including all source code, object code, application programming interfaces, firmware, architecture, development tools files, records and data, schematics, computerized databases, all media on which any of the foregoing is recorded, and all related specifications and documentation, (e) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets, know-how (including recipes, designs, drawings, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information and data), technology, technical data, databases, data collections, and other confidential information (including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and all information and data relating thereto and all formulation, clinical, analytical and stability information and data) and all proprietary rights and intellectual property therein, whether or not patentable or copyrightable, and all documentation relating to any of the foregoing, and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing in clauses (a) through (e) anywhere in the world.

“Intervening Event” shall mean an Effect that occurs or arises after the date of this Agreement that has a material positive effect on the business, assets, Liabilities, financial condition or results of operations of the Company, and that (a) was not known to, and was not reasonably foreseeable by, the Company Board as of the date of this Agreement or, if known, the consequences of which were not known to or reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to (i) an Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) any change, in and of itself, in the market price or trading volume of the Company Shares, or (iii) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other financial or operating metrics for any period; provided, however, that the underlying cause of any Effect in the preceding clauses (ii) or (iii) may constitute or be taken into account in determining whether there has been an Intervening Event.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean the computer systems, networks, hardware, digital storage media, applications and software of the Company.

“Knowledge” shall mean with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter, after making reasonable inquiry, including of such individual’s direct reports.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling, Order, treaty, or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), by or before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Milestone” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Payment” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Payment Date” has the meaning ascribed to such term in the CVR Agreement.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“NASDAQ” shall mean The Nasdaq Stock Market LLC.

“Non-Employee Company Stock Award” shall mean any Company Stock Award that is not an Employee Company Stock Award.

“Non-Employee Company Stock Awardholders” shall mean holders of Non-Employee Company Stock Awards prior to the Effective Time in their capacity as such.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Out of the Money Option” shall mean each Company Option which has a per Company Share exercise price that is equal to or greater than the Closing Amount but less than $14.00.

“Over $14.00 Out of the Money Option” shall mean each Company Option which has a per Company Share exercise price that is equal to or greater than $14.00.

“Per Share Value Paid” shall mean, as of the Milestone Payment Date, the sum of (a) the Closing Amount, and (b) if the Milestone is achieved, the amount per Company Share in cash to be paid at the Milestone Payment Date under the CVR Agreement.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default and which are not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, and minor imperfections in title, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (e) with respect to leased, subleased, licensed or sublicensed personal property or Intellectual Property Rights, the terms and conditions of the lease or license applicable thereto to the extent such lease or license is entered into in the ordinary course of business and, with respect to any licenses to Intellectual Property Rights, where the grant of rights to use any Intellectual Property Rights are non-exclusive and are incidental to, and not material to, performance under the applicable Contract; (f) with respect to leased or subleased real property, the terms and conditions of the Real Property Lease applicable thereto; (g) pledges or deposits made in the ordinary course of business in connection with respect of (1) surety or appeal bonds, bid or performance bonds, bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), statutory obligations or other obligations of a like nature and (2) leases in the ordinary course of business; (h) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums; and (i) Liens described in Section 1.1(b) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall have the same meaning as “personal data,” “personal information,” or “protected health information,” under applicable Data Protection Laws.

“Pre-Closing Conversion” shall mean the conversion of Company Preferred Stock into Company Shares in accordance with the Company Charter, as in effect on the date hereof and made available to Parent and its Representatives.

“Process” or “Processing” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal or combination of such data.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, grant, registration, or other document filed with, issued by, or recorded with or by, any Governmental Authority or that are domain name registrations or social or mobile media identifiers.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Rights Agent” shall mean a rights agent mutually agreeable to Parent and the Company with respect to the CVRs.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made after the date hereof that did not result from a breach of Section 6.2 or Section 6.3 for an Acquisition Transaction on terms that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including certainty of closing), to be more favorable to the Company Stockholders from a financial point of view than the terms of the Offer and Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), and is reasonably likely to be consummated on the terms proposed without undue delay; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to (a) “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority” and (b) “less than eighty percent (80%)” shall be deemed to be references to “less than a majority.”

“Takeover Provisions” shall mean any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other anti-takeover Laws, including Section 203 of the DGCL, or similar state anti-takeover laws and regulations, and any similarly restrictive provision in the Company Charter or the bylaws of the Company.

“Tax” shall mean any federal, state, local or foreign income, gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other taxes, assessments, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed by such Governmental Authority.

“Tax Return” shall mean any report, declaration, return, information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Trade Controls Laws” shall mean any U.S. and any applicable non-U.S. Laws pertaining to economic and trade sanctions, export and import controls, customs, and antiboycott Laws, including U.S. economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the International Traffic in Arms Regulations administered and enforced by the Department of State’s Directorate of Defense Trade Controls, the Export Administration Regulations administered and enforced by the U.S. Department of Commerce’s Bureau of Industry and Security, Section 999 of the Internal Revenue Code, U.S. customs regulations, and foreign trade laws.

“UCC” shall mean, with respect to any applicable jurisdiction, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“UTSW License Agreement” means that certain Patent & Technology License Agreement by and between the Board of Regents of the University of Texas System and the Company dated as of October 22, 2024, as amended and supplemented from time to time.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would reasonably cause or constitute a material breach of this Agreement.

1.2 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) The term “or” is not exclusive.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a Company Material Adverse Effect under this Agreement.

(k) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l) Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(m) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(n) Where used with respect to information, the phrases “provided,” “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Parent or Merger Sub or its Representatives, material that has been posted in the virtual data room hosted by Datasite and maintained by the Company in connection with the transactions contemplated by this Agreement (the “Data Room”) at least 24 hours prior to the date hereof.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX and the Company (i) has provided to Parent and Merger Sub all information required to be provided by it pursuant to Section 2.1(g) and (ii) is prepared in accordance with Section 2.2 to file with the SEC, and to disseminate to the Company Stockholders, the Schedule 14D-9 on the same date as Merger Sub commences (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer, as promptly as practicable after the date hereof (but in no later than May 27, 2025), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer upon the terms and subject to the conditions set forth herein. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders as and to the extent required by United States federal securities Laws and contains the terms and conditions set forth in this Agreement, including in Annex A. Merger Sub shall, and Parent shall cause Merger Sub to, use reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, as of immediately prior to the Expiration Time, there be validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Company Shares that, together with the Company Shares then owned by Parent, Merger Sub and any of their direct or indirect wholly owned Subsidiaries (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), represents at least one more Company Share than 50% of the total number of outstanding Company Shares as of immediately prior to the Expiration Time; and

(ii) the other conditions set forth in Annex A (as they may be amended in accordance with this Agreement).

(b) Waiver of Conditions. Parent and Merger Sub expressly reserve the right to waive, in whole or in part, any of the conditions to the Offer, to make any change in the terms of or conditions to the Offer in a manner consistent with the terms of this Agreement or to increase the Offer Price; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, the Parent and Merger Sub may not (and Parent shall not permit Merger Sub to) (i) waive or modify the Minimum Condition, the condition set forth in clause (A) of Annex A, the condition set forth in clause (C)(1) of Annex A, or the condition set forth in clause (C)(5) of Annex A, or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer or the Expiration Time, except as permitted or required by Section 2.1(d), (D) imposes conditions or requirements on the Offer other than those set forth in Annex A, (E) amends or modifies any term or condition of the Offer in any manner that is (or reasonably would be expected to be) adverse to the Company Stockholders or (F) would, individually or in the aggregate, prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer or the Merger by the Termination Date.

(c) Adjustments to the Offer Price. Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the date hereof and prior to the Acceptance Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Offer Price will be equitably adjusted to reflect such change and provide the holders of each Company Share the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company to take any such action without the consent of Parent if required under Section 6.1.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall initially expire at one minute after 11:59 p.m., New York City time, on the twentieth (20th) Business Day following (and including the day of) the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) promulgated under the Exchange Act) unless otherwise agreed to in writing by Parent and the Company (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, unless this Agreement has been terminated in accordance with its terms:

(A) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for the minimum period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or NASDAQ or their respective staff (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or NASDAQ or their respective staff, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; or

(B) if, as of any then-scheduled Expiration Time, any of the conditions to the Offer set forth on Annex A are not satisfied or waived by Parent and Merger Sub (if permitted hereunder), Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten (10) Business Days each (the length of such period to be determined by Parent and Merger Sub), or any longer period as may be approved by the parties, in order to permit the satisfaction of all of the conditions to the Offer; provided, however, that if the sole then-unsatisfied condition to the Offer is the Minimum Condition, Merger Sub shall not be required to extend the Offer on more than three (3) occasions in consecutive periods of up to ten (10) Business Days each (the length of such period to be determined by Parent and Merger Sub, and each such period to end at 11:59 p.m. (New York City time) on the last Business Day of such period), or such other period as may be approved by the parties;

provided, however, that the foregoing clauses (A) and (B) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article IX.

(iii) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(iv) Notwithstanding any other provision in this Agreement to the contrary, in no event shall Merger Sub be required to (and Parent shall not be required to cause

Merger Sub to) extend the Offer beyond the Termination Date, and, without the prior written consent of the Company, shall not extend the Offer beyond the Termination Date.

(v) If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is validly terminated in accordance with Article IX prior to the Acceptance Time, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return or cause to be returned all tendered Company Shares to the registered holders thereof.

(vi) The Company agrees that no Company Shares held by the Company will be tendered pursuant to the Offer.

(e) Payment for Company Shares. On the terms and subject to the conditions set forth in this Agreement and the Offer, including the satisfaction of all conditions to the Offer set forth in Annex A, Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with Section 2.1(d)(ii)), but in any event within one (1) Business Day thereafter, irrevocably accept for payment, and, at or as promptly as practicable following the Acceptance Time, but in any event within two (2) Business Days thereafter, pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer; provided that with respect to Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub shall be under no obligation to make any payment for such Company Shares unless and until such Company Shares are delivered in settlement or satisfaction of such guarantee. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds that are necessary to pay for any and all Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and this Agreement. For the avoidance of doubt, Merger Sub shall not, without the prior written consent of the Company, accept for payment or pay for any Company Shares if, as a result, Merger Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Closing Amount payable in respect of each Company Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid, without interest, net to the holder thereof in cash plus one (1) CVR per Company Share, subject to any withholding Taxes payable in respect thereof pursuant to applicable Law and Section 3.8(e). The Company shall register the transfer of any Company Shares irrevocably accepted for payment effective as soon as reasonably practicable after the Acceptance Time; provided that Merger Sub shall have paid for such Company Shares concurrently with such transfer.

(f) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall:

(i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the Letter of Transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (together with any supplements or amendments thereto, and including all exhibits thereto, the “Offer Documents”);

(ii) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice to NASDAQ of the information required by Rule 14d-3 promulgated under the Exchange Act, and, if requested by NASDAQ’s staff, mail by means of first class mail a copy of the Offer Documents to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to the Company Stockholders as and to the extent required by applicable Law (including the Exchange Act).

(g) Review; Comment Period. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. The Company shall promptly furnish in writing to Parent and Merger Sub all information concerning the Company and the directors and officers of the Company that is required by applicable Law or is reasonably requested by Parent to be included in the Schedule TO or the other Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under this Section 2.1(g) and, unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3 and such Company Board Recommendation Change remains in effect, shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding the Company, the Company Stockholders and the directors and officers of the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule TO or the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the other Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or NASDAQ or their respective staff. Unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3 and such Company Board Recommendation Change remains in effect, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Merger Sub shall provide in writing to the Company and its counsel any and all written comments or other substantive written communications (and shall orally describe any oral comments or other substantive oral communications) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the other Offer Documents promptly after such receipt, and, unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3 and such Company Board Recommendation Change remains in effect, Parent and

Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Merger Sub shall consider reasonably and in good faith). Parent and Merger Sub shall use reasonable best efforts to respond promptly to any such comments from the SEC.

(h) CVR Agreement. At or prior to the Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement.

2.2 Company Actions.

(a) Schedule 14D-9. The Company shall (i) file with the SEC, substantially concurrently with (and on the same day as) the filing by Parent and Merger Sub of the Schedule TO and the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, (A) except as provided in Section 6.3, the Company Board Recommendation, (B) the fairness opinion of Evercore Group L.L.C. and (C) a notice of appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL, (ii) take all steps necessary to disseminate promptly after the commencement of the Offer the Schedule 14D-9 to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable United States federal securities or other Laws, (iii) deliver a copy of the Schedule 14D-9 to Merger Sub in accordance with Rule 14d-9(b) promulgated under the Exchange Act and (iv) give telephonic notice to NASDAQ of the information required by Rule 14d-9 promulgated under the Exchange Act, and, if requested by NASDAQ’s staff, mail by means of first class mail a copy of the Schedule 14D-9 to NASDAQ in accordance with Rule 14d-9(b) promulgated under the Exchange Act. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. If requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents. Each of Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is required by applicable Law or is reasonably requested by the Company so as to enable the Company to comply with its obligations under this Section 2.2(a). Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or NASDAQ or their respective staff. Unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3 and such Company Board Recommendation Change remains in effect, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change and such Company Board Recommendation Change remains in effect and except in connection with any disclosures made in compliance with Section 6.3(c), the Company shall provide in writing to Parent, Merger Sub and their counsel any and all written comments or other substantive written communications (and shall orally describe any oral comments or other substantive oral communications) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3 and such Company Board Recommendation Change remains in effect and except in connection with any disclosures made in compliance with Section 6.3(c), the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Merger Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith). The Company shall use reasonable best efforts to respond promptly to any such comments from the SEC.

(b) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly after the date of this Agreement and from time to time thereafter as reasonably requested by Parent, furnish Parent and Merger Sub with such assistance and such information available to the Company as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) shall (i) hold in confidence in accordance with the Confidentiality Agreement the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger and only in the manner provided by this Agreement; and (iii) if this Agreement or the Offer is terminated, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time.

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and shall take such further actions as may be required to make the Merger effective on the Closing Date. The Merger shall become effective at the time and day of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger shall take place by electronic exchange of signatures and documents (the “Closing”) as soon as practicable following the Acceptance Time and the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), and in any event no later than two (2) Business Days thereafter, or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, except as provided by the DGCL.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, the Company Charter shall be amended and restated in its entirety to read in its entirety as set forth on Annex B hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law and subject to the provisions of Section 7.8(a).

(b) Bylaws. At the Effective Time, the parties shall take all necessary action so that the bylaws of the Company shall be amended and restated in their entirety to read in their entirety as set forth on Annex C hereto, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law and subject to the provisions of Section 7.8(a).

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the officers of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) any Accepted Company Shares and (C) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive the Offer Price (including the CVR, the “Merger Consideration”), without interest thereon and subject to any applicable withholding Tax pursuant to Section 3.8(e) and the CVR Agreement, upon compliance with the procedures set forth in Section 3.8.

(ii) Excluded Company Shares. Each Company Share (A) owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the Effective Time (“Canceled Company Shares”), or (B) irrevocably accepted for payment pursuant to the Offer (“Accepted Company Shares”), shall, in each case, be canceled and extinguished, without any conversion thereof or consideration paid therefor, at the Effective Time by virtue of the Merger (provided that nothing in this clause (ii) shall limit the obligations of Parent and Merger Sub to pay (or cause to be paid), or the right of any former holder of Accepted Company Shares tendered in the Offer to receive, any consideration that remains payable with respect to any such Accepted Company Shares pursuant to the Offer).

(iii) Capital Stock of Merger Sub. Each share of common stock, par value of $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value of $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(b) Adjustment to the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the Acceptance Time until the Effective Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items (including the consideration payable to holders of Company Stock Awards pursuant to Article III), as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share and Company Stock Award the same economic effect as contemplated by this Agreement and the CVR Agreement prior to such event; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company to take any such action without the consent of Parent if required under Section 6.1.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding and held by Company Stockholders (or held in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such Company Shares) as of immediately prior to the Effective Time who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a), but instead such Person will be entitled to receive such consideration as may be determined to be due to such Person in respect of such Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders (or beneficially owned by a beneficial owner that made an appraisal demand with respect thereto) who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, and subject to any applicable withholding Tax pursuant to Section 3.8(e), upon the terms and conditions hereof.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company or withdrawals of such demands received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. For purposes of this Section 3.7(c)(ii), “participate” means that Parent will be kept apprised of the proposed material strategy and other material decisions with respect to demands for appraisal pursuant to Section 262 of the DGCL in respect of Dissenting Company Shares (to the extent that the maintenance by the Company of the attorney-client or other applicable legal privilege is not (or could not reasonably be expected to be) jeopardized or otherwise affected in any respect), and Parent may offer comments or suggestions with respect to such demands (which may be rejected in the sole discretion of the Company) but will not be afforded any decision-making power or other authority over such demands, except with respect to the provision of its consent to any payment, settlement or compromise set forth above.

(d) Company Stock Awards.

(i) Company Options. Effective as of immediately prior to the Effective Time, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, each Company Option that is outstanding and unexercised immediately prior thereto shall be canceled and terminated and converted into the right to receive from the Surviving Corporation the following:

(A) with respect to each In the Money Option: (x) an amount in cash (without interest), if any, equal to the product obtained by multiplying (1) the aggregate number of Company Shares underlying such In the Money Option immediately prior to the Effective Time, by (2) an amount equal to (I) the Closing Amount, less (II) the per share exercise price of such In the Money Option (the “Option Closing Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Surviving Corporation by the holder of an In the Money Option); plus (y) one CVR with respect to each Company Share subject to such In the Money Option immediately prior to the Effective Time;

(B) with respect to each Out of the Money Option: one CVR with respect to each Company Share subject to such Out of the Money Option immediately prior to the Effective Time, and therefore may become entitled to receive, as of the Milestone Payment Date, an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of CVRs received in respect of such Out of the Money Option, by (y) an amount equal to (A) the Per Share Value Paid (which, for clarity, includes the Closing Amount even though such amount is not paid with respect to such Out of the Money Option) as of the Milestone Payment Date, less (B) the per share exercise price of such Out of the Money Option (it being understood and agreed that such exercise price shall not actually be paid to the Surviving Corporation by the holder of an Out of the Money Option). For clarity, the amount payable pursuant to this Section 3.7(d)(i)(B) shall be less than the amount per Company Share to be paid at the Milestone Payment Date under the CVR Agreement. In the event no contingent payments shall become payable with respect to the CVRs under the CVR Agreement, then no payments shall be made hereunder in respect of any Out of the Money Options following the Effective Time; and

(C) notwithstanding anything herein to the contrary, any Over $14.00 Out of the Money Options shall be cancelled at the Effective Time without any consideration payable therefor.

(ii) Company RSU Awards. Effective as of immediately prior to the Effective Time, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, each Company RSU Award that is outstanding immediately prior thereto shall be canceled and terminated and converted into the right to receive from the Surviving Corporation (A) an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time, by (y) the Closing Amount (the “RSU Closing Consideration”); plus (B) one CVR with respect to each Company Share subject to such Company RSU Award immediately prior to the Effective Time.

(iii) Company PSU Awards. Effective as of immediately prior to the Effective Time, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, each Company PSU Award that is outstanding immediately prior thereto shall be canceled and terminated and converted into the right to receive from the Surviving Corporation (A) an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company PSU Award immediately prior to the Effective Time, by (y) the Closing Amount (the “PSU Closing Consideration”); plus (B) one CVR with respect to each Company Share subject to such Company PSU Award immediately prior to the Effective Time.

(e) Payment Procedures. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to each Employee Company Stock Awardholder the applicable Option Closing Consideration, RSU Closing Consideration, and PSU Closing Consideration (subject to any applicable withholding Taxes pursuant to Section 3.8(e)) as promptly as practicable (and in no event later than the first full payroll period) after the Effective Time. As soon as reasonably practicable following the Milestone Payment Date (but in any event no later than thirty (30) days following the Milestone Payment Date, and in all events no later than the date that is 74 days following the date on which the Milestone is achieved), Parent shall, or shall cause the Surviving Corporation or an Affiliate thereof (or, at Parent’s election, a third party payroll provider of national reputation) to, pay, through Parent’s, the Surviving Corporation’s or such Affiliate’s (or such third party payroll provider’s) payroll system (and subject to any applicable withholding Taxes pursuant to Section 3.8(e)), to each Employee Company Stock Awardholder, such holder’s payment, if any, due in accordance with Section 3.7(d)(i)(A)(y), Section 3.7(d)(i)(B), Section 3.7(d)(ii)(B), or Section 3.7(d)(iii)(B), as the case may be. The terms of the CVRs to be issued to any holder of Company Stock Awards pursuant to this Section 3.7 and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement and this Section 3.7(e).

(f) Company ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP or otherwise (including, as the case may be, amending the

Company ESPP) to (i) provide that no individual who was not a participant in the Company ESPP as of the date of this Agreement may enroll in the Company ESPP with respect to the offering period under the Company ESPP in effect as of the date of this Agreement, if any (the “ESPP Offering Period”) and no Company ESPP participant shall be permitted to increase such participant’s payroll contribution rate from that in effect on the date of this Agreement for such ESPP Offering Period, (ii) ensure that no new “offering period” or “purchase period” (as such terms are defined in the Company ESPP) shall be commenced under the Company ESPP following the date of this Agreement, and (iii) if the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Effective Time, (A) the final exercise date(s) under the Company ESPP shall be such date as the Company determines in its sole discretion; provided that such date shall be within ten (10) Business Days prior to the Effective Time (but no later than five (5) Business Days prior to the Effective Time) (the “Final Exercise Date”), and (B) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole Company Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Company Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.7(a). As promptly as practicable following the purchase of Company Shares in accordance with the foregoing sentence, the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

(g) Prior to the Effective Time, the Company shall take all actions necessary to (i) terminate the Company Stock Plans and the Company ESPP, effective as of immediately prior to (and subject to the occurrence of) the Effective Time and (ii) to effect the treatment of the Company Stock Awards and the Company ESPP pursuant to this Section 3.7 such that on and following the Effective Time, no holder of any Company Stock Award shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof or any other consideration, other than as set forth in this Section 3.7.

(h) Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, any Company Warrant to the extent the holder thereof has elected a cashless exercise of such Company Warrant prior to the Effective Time) shall cease to represent a right to acquire Company Shares. At or following the Effective Time, holders of Company Warrants shall be entitled to receive consideration in respect of each Company Share for which such Company Warrant is exercisable immediately prior to the Effective Time as follows:

(i) with respect to each Company Warrant that has an exercise price less than the Closing Amount, (A) cash in an amount equal to the product obtained by multiplying (1) the aggregate number of Company Shares underlying such Company Warrant immediately prior to the Effective Time, by (2) an amount equal to (x) the Closing Amount, less (y) the exercise price payable per Company Share under such Company Warrant (the “Warrant Closing Consideration”), plus (B) one CVR with respect to each Company Share subject to such Company Warrant immediately prior to the Effective Time, with such amounts payable in respect of the CVRs paid in accordance with the CVR Agreement; and

(ii) with respect to each Company Warrant that has an exercise price equal to or greater than the Closing Amount, to the extent Milestone Payments are paid under the CVR Agreement, (A) cash in an amount equal to the product obtained by multiplying (1) the aggregate number of Company Shares underlying such Company Warrant immediately prior to the Effective Time, by (2) an amount equal to (x) the Per Share Value Paid as of the Milestone Payment Date, less (y) the exercise price payable per Company Share under such Company Warrant.

Notwithstanding anything to the contrary set forth herein, the foregoing shall not apply to any holders of Company Warrants that elect to receive the Black Scholes Value (as defined in the applicable Company Warrants) in accordance with their Company Warrants.

(i) Company Preferred Stock. At the Effective Time, each share of Company Preferred Stock that is outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and converted into the right to receive from the Surviving Corporation (A) an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares into which such shares of Company Preferred Stock are convertible immediately prior to the Effective Time, by (y) the Closing Amount (the “Preferred Closing Consideration”); plus (B) one CVR with respect to each Company Share into which such shares of Company Preferred Stock are convertible immediately prior to the Effective Time, upon compliance with the procedures set forth in Section 3.8.

3.8 Payment for Company Securities.

(a) Paying Agent. Prior to the Acceptance Time, Parent and Merger Sub shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) to act as depository agent for the Company Stockholders entitled to receive the Offer Price pursuant to Section 2.1(e) and as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to this Article III and the CVR Agreement, the holders of Company Preferred Stock entitled to receive the Preferred Closing Consideration pursuant to this Article III, and the Non-Employee Company Stock Awardholders entitled to receive Option Closing Consideration, RSU Closing Consideration, PSU Closing Consideration, and payment, if any, due in accordance with Section 3.7(d)(i)(A)(y), Section 3.7(d)(i)(B), Section 3.7(d)(ii)(B), or Section 3.7(d)(iii)(B) (the “Paying Agent”).

(b) Exchange Fund. At or promptly following the Acceptance Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to and for the sole benefit of the Company Stockholders pursuant to the provisions of Section 2.1(e) and this Article III, the holders of Company Preferred Stock entitled to receive the Preferred Closing Consideration pursuant to this Article III, and Non-Employee Company Stock Awardholders pursuant to this Article III, an amount of cash equal to the sum of (i) the aggregate Closing Amount to which Company Stockholders are entitled under Section 2.1(e) and this Article III, (ii) the aggregate Preferred Closing Consideration to which the holders of Company Preferred Stock are entitled under this Article III and (iii) the aggregate Option Closing Consideration, RSU Closing Consideration and PSU Closing Consideration to which Non-Employee Company Stock Awardholders are entitled under this Article III (such cash amount in clauses (i), (ii) and (iii) above being referred to herein as the “Exchange Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement. The Exchange Fund shall be invested by the Paying Agent as directed by Parent or Merger Sub, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Company Shares as of immediately prior to the Effective Time; provided that, unless otherwise agreed by Parent and the Company prior to the Closing, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares, shares of Company Preferred Stock or Non-Employee Company Stock Awards, in each case, as of immediately prior to the Effective Time. No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under Section 2.1(e) or this Article III, the consideration to which holders of shares of Company Preferred Stock are entitled under this Article III or the consideration to which holders of Non-Employee Company Stock Awards are entitled under this Article III, and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by Section 2.1(e) and this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by Section 2.1(e) and this Article III.

(c) Payment Procedures.

(i) Following the Acceptance Time, Parent and Merger Sub shall cause the Paying Agent to pay the Company Stockholders that are entitled to receive the Closing Amount pursuant to Section 2.1(e) such amount in respect thereof in accordance with the terms of Section 2.1(e) and to pay the holders of Company Preferred Stock that are entitled to receive the Preferred Closing Consideration in respect thereof in accordance with this Article III, in each case, in compliance with the terms of this Agreement.

(ii) As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares or shares of Company Preferred Stock represented by certificates (the “Certificates”) that is entitled to receive the Merger Consideration pursuant to Section 3.7(a)(i) or Preferred Closing Consideration pursuant to Section 3.7(i), as applicable: (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof in accordance with Section 3.10), shall have a customary release of all claims against Parent, Merger Sub and the Company arising out of or related to such holder’s ownership of Company Shares or Company Preferred Stock, as applicable, and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration or Preferred Closing Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration or the Preferred Closing Consideration, as applicable, for each Company Share or share of Company Preferred Stock formerly represented by such Certificates (subject to any required Tax withholdings as provided in Section 3.8(e)), and any Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration or the Preferred Closing Consideration, as applicable, as contemplated by this Agreement, except for Certificates representing any Dissenting Company Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL, or any Canceled Company Shares.

(iii) Each holder of record of one (1) or more non-certificated Company Shares or shares of Company Preferred Stock represented by book-entry (“Book-Entry Shares”) held through The Depository Trust Company immediately prior to the Effective Time whose Company Shares or shares of Company Preferred Stock were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it immediately prior to the Effective Time, as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration or Preferred Closing Consideration, as applicable, for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)) and such Book-Entry Shares of such holder shall forthwith be canceled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration or Preferred Closing Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares immediately prior to the Effective Time shall be entitled to receive in exchange therefor the Merger Consideration or Preferred Closing Consideration, as applicable, for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment of the Merger Consideration or Preferred Closing Consideration, as applicable, with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered immediately prior to the Effective Time. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration or Preferred Closing Consideration, as applicable, as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares or shares of Company Preferred Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration or Preferred Closing Consideration, as applicable, is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company immediately prior to the Effective Time, the Merger Consideration or Preferred Closing Consideration, as applicable, may be paid to a Person other than the Person in whose name the Certificates so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificates are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any Transfer Taxes required by reason of the payment of the Merger Consideration or Preferred Closing Consideration, as applicable, to a Person other than the Person in whose name such Certificate is registered, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such Transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation and each of their respective agents (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or the CVR Agreement to any holder or former holder of Company Shares, Company Preferred Stock, Company Options, CVRs, Company RSU Awards and Company PSU Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. Each Payor shall properly remit any amounts withheld to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement or the CVR Agreement shall be treated for all purposes under this Agreement and the CVR Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation, any other party hereto or any of their respective Affiliates shall be liable to a holder of Company Shares or Company Preferred Stock as of immediately prior to the Effective Time for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the Company Stockholders, holders of Company Preferred Stock or Non-

Employee Company Stock Awardholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates that represented Company Shares or shares of Company Preferred Stock or Book-Entry Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 3.8(g), or any Non-Employee Company Stock Awardholders who have not received payment from the Paying Agent, shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares or Preferred Closing Consideration payable in respect of the shares of Company Preferred Stock, as applicable, formerly represented by such Certificates or such Book-Entry Shares or in respect of their Non-Employee Company Stock Awards, solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such Company Stockholders, to the applicable Preferred Closing Consideration to which such holders of Company Preferred Stock or to the consideration payable in respect of their Non-Employee Company Stock Awards to which such Non-Employee Company Stock Awardholders, as applicable, may be entitled pursuant to the provisions of this Article III (subject to any applicable abandoned property, escheat or similar Law).

3.9 No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Company Shares and Company Preferred Stock outstanding prior to the Effective Time, and thereafter there shall be no further recording or registration of transfers of Company Shares or shares of Company Preferred Stock on the records of the Company. From and after the Effective Time, the holders of the issued and outstanding Company Shares or shares of Company Preferred Stock represented by Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares or shares of Company Preferred Stock, as applicable, except the right to receive the Merger Consideration or Preferred Closing Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of this Article III and the CVR Agreement, or Certificates representing and Book-Entry Shares that constitute Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares. The Merger Consideration and Preferred Closing Consideration paid to such Company Stockholders and holders of Company Preferred Stock, respectively, in accordance with the terms of this Article III and the CVR Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares and shares of Company Preferred Stock, except for Certificates representing or any Book-Entry Shares that constitute Dissenting Company Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, any Certificates or valid other evidence of ownership of Company Shares or shares of Company Preferred Stock as of immediately prior to the Effective Time that have that have not previously been surrendered are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable Merger Consideration or Preferred Closing Consideration as provided in this Agreement.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form reasonably acceptable to Parent, of that fact by the holder thereof, the Merger Consideration or Preferred Closing

Consideration, as applicable, payable in respect thereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration or Preferred Closing Consideration, as applicable, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.11 Further Actions. As of the Effective Time, the officers and directors of the Surviving Corporation and Merger Sub shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as applicable, any such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, as applicable, or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC and publicly available on or after January 1, 2024 and at least two (2) Business Days prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Forward-Looking Statements” (and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements)) (it being acknowledged and agreed that clause (ii) shall not apply to the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization), Section 4.3 (Corporate Power; Enforceability), Section 4.4 (Company Board Approval), Section 4.5 (Stockholder Approval), Section 4.6 (Consents and Approvals; No Violation) and Section 4.11 (Brokers; Certain Expenses)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Qualification.

(a) The Company is duly organized and validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and conduct its business as currently conducted. The Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the Company Charter and the bylaws (or similar governing documents) of the Company as currently in effect. The Company Charter and the bylaws of the Company are in full force and effect and the Company is not in violation of the Company Charter or its bylaws.

(c) The Company does not, directly or indirectly, own any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 300,000,000 Company Shares and 10,000,000 shares of Company Preferred Stock. At the close of business on April 25, 2025 (the “Capitalization Date”), (i) 69,190,450 Company Shares were issued and outstanding; (ii) 256,700 shares of Class A-1 convertible preferred stock, par value $0.001 were issued and outstanding, (iii) 1,330,832 shares of Class A-2 convertible preferred stock, par value $0.001 were issued and outstanding, (iv) 258,707 shares of Class A-3 convertible preferred stock, par value $0.001 were issued and outstanding, (v) 3,725,720 shares of Class A-4 convertible preferred stock, par value $0.001 were issued and outstanding, (vi) 140,827 shares of Class A-5 convertible preferred stock, par value $0.001 were issued and outstanding, (vii) 144,843 shares of Class A-6 convertible preferred stock, par value $0.001 were issued and outstanding, (viii) 20,948,739 Company Shares were subject to issuance pursuant to outstanding Company Options, (ix) 645,750 Company Shares were subject to issuance pursuant to outstanding Company RSU Awards and Company PSU Awards, (x) 1,355,992 Company Shares were reserved for future issuance under the Company Stock Plans and 500,000 were reserved under the 2021 Inducement Plan, (xi) 143,188 Company Shares were reserved for future issuance under the Company ESPP and (xii) 1,849,474 Company Shares were reserved for future issuance upon the exercise of outstanding Company Warrants. Except as set forth above, at the close of business on the Capitalization Date, no shares of capital stock of or other voting securities of or ownership interests in the Company were issued, reserved for issuance or outstanding. From the Capitalization Date to the execution of this Agreement, there have been no issuances by the Company of any Company Securities, except for the issuance of Company Shares pursuant to the conversion privileges of the Company Preferred Stock, the exercise of Company Options or Company Warrants or the settlement of Company RSU Awards or Company PSU Awards outstanding as of the Capitalization Date in accordance with their terms. All of the issued and outstanding shares of capital stock of the Company have been, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued and are and will be fully paid and nonassessable and are free of preemptive rights.

(b) Section 4.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of all Company Stock Awards, indicating as applicable, with respect to each Company Stock Award then outstanding, the name of the holder of the Company Stock Award, the type of Company Stock Award, the number of Company Shares subject to such Company Stock Award, the grant date for such Company Stock Award, the exercise or purchase price and expiration date of such Company Stock Award (as applicable). Accumulated payroll deductions in respect of the ESPP Offering Period were $12,999.68 as of the close of business on April 25, 2025.

(c) Except for the conversion privileges of the Company Preferred Stock, the Company Stock Awards, the purchase rights under the Company ESPP and the Company Warrants, as of the close of business on the Capitalization Date, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations requiring the Company to issue (including under any stockholder rights plan or other arrangement commonly referred to as a “poison pill”), any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) obligations by the Company to make any payments based on the price or value of the Company Shares. As of the date hereof, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote by virtue of their ownership thereof.

(d) Except for the Company Stock Awards and Company Warrants in accordance with their terms, as of the date hereof, there are no outstanding obligations requiring the Company to purchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting or disposition of any Company Securities or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board, and all outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) Section 4.2(e) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all holders of outstanding shares of Company Preferred Stock indicating, as applicable, with respect to each such holder: (i) the number of shares of Company Preferred Stock held by such holder, (ii) the number of Company Shares issuable upon the conversion of such shares of Company Preferred Stock, organized by class and (iii) the class of each such share of Company Preferred Stock.

(f) Section 4.2(f) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all outstanding Company Warrants indicating, as applicable, with respect to each Company Warrant then outstanding: (i) the name of the holder of such Company Warrant, (ii) the number of Company Shares issuable upon exercise of such Company Warrant, (iii) the exercise price per Company Share purchasable under such Company Warrant and (iv) the expiration date of such Company Warrant.

4.3 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6 and, with respect to the Merger, subject to the satisfaction of the Minimum Condition as of the Acceptance Time, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, with respect to the Merger, subject to the satisfaction of the Minimum Condition as of the Acceptance Time, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.4 Company Board Approval. The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby in accordance with the DGCL, and approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (c) resolved that this Agreement and the Merger be effected under Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time, (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer and (e) to the extent necessary, adopted a resolution establishing that this Agreement and the transactions contemplated hereby shall not be subject to any Takeover Provision that might otherwise apply to the transactions contemplated hereby (the preceding clauses (a) through (d), the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by Section 6.3, have not been rescinded, modified or withdrawn in any way.

4.5 Stockholder Approval. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company Charter and bylaws of the Company to adopt this Agreement and approve the Merger.

4.6 Consents and Approvals; No Violation. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the Company Charter or the bylaws of the Company, (b) require any Consent of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration, or any event that, with or without the giving of notice, the passage of time or both, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in (or, with or without the giving of notice, the passage of time or both, would result in) the creation or imposition of any Lien on any asset of the Company (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) violate any Law or Order applicable to the Company or by which any of their respective assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.7 Reports; Financial Statements.

(a) Since January 1, 2022, the Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.

(b) The audited and unaudited financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the financial position of the Company as of their respective dates, and the stockholders’ equity, results of operations and changes in financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains, and at all times since January 1, 2022, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of the Company’s management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective. As of the date hereof, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, and to the Knowledge of the Company there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) The Company maintains and since January 1, 2022, has maintained “disclosure controls and procedures” as defined in and required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are reasonably designed to ensure that all information (both financial and nonfinancial) required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is, and since January 1, 2022 has been, in compliance in all material respects with all applicable listing and corporate governance requirements of NASDAQ, and is, and since January 1, 2022 has been, in compliance in all material respects with all applicable rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 and the SEC. There are no outstanding loans or other extension of credit made by the Company to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Company.

(f) The Company is not party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

4.8 No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company does not have any Liabilities, except for (a) liabilities accrued or reserved against on the Company’s audited balance sheet as of December 31, 2024, including the footnotes thereto, included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2024, (c) performance obligations on the part of the Company pursuant to the terms of any Material Contract that has been made available to Parent (other than liabilities or obligations due to breaches or failure by the Company to perform thereunder), and (d) liabilities arising out of or in connection with this Agreement and the transactions contemplated hereby.

4.9 Absence of Certain Changes. Since December 31, 2024 through the date of this Agreement, (a) there has not been a Company Material Adverse Effect, (b) the Company has conducted its business in the ordinary course of business and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and (c) there has not been or occurred any event, condition, action, occurrence that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of any of the covenants in clauses (i), (iv), (v), (vi), (vii), (viii), (ix), (x), and, solely as it relates to the foregoing, (xix), in each case of Section 6.1.

4.10 Schedule TO; Schedule 14D-9.

(a) The Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion in the Schedule 14D-9.

(b) None of the information provided or to be provided in writing by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will, at the time of filing the Schedule TO, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer or at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.11 Brokers; Certain Expenses. Except for the advisor set forth on Section 4.11 of the Company Disclosure Letter (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company, no broker, finder, investment banker or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its respective officers, directors or employees.

4.12 Employee Benefit Matters/Employees.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment, individual consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, incentive compensation, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other compensatory plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, life insurance plans, fringe benefit plans or other employee benefits plans, programs, policies or agreements, whether or not written, in each case, sponsored, maintained or contributed to by the Company or with respect to which the Company has any obligation or Liability, excluding (x) any plan or program that is sponsored solely by a Governmental Authority to which the Company or any of its Affiliates contributes pursuant to applicable Law and (y) any Multiemployer Plan (collectively, the “Plans”), other than any Plan that is an employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide any retention, change in control or severance payments or benefits. With respect to each material Plan, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) the written Plan document, if applicable, including amendments thereto (or with respect to any unwritten Plan, a written description thereof) and, other than with respect to any plan sponsored or maintained by any professional employer organization (a “PEO Plan”), all related trusts, insurance, annuity or other funding Contracts; (B) the most recent annual report on Form 5500 filed with respect to each Plan for which a Form 5500 filing is required by applicable Law; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (E) other than with respect to a PEO Plan, the most recently prepared actuarial report and financial statements; (F) the most recently prepared coverage and non-discrimination testing results or, in the case of a PEO Plan, the most recently prepared coverage and non-discrimination testing results with respect to the Company’s participation; and (G) all material correspondence with a Governmental Authority received by the Company in the last three years with respect thereto.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and to the Knowledge of the Company no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification or the imposition of material liability, penalty or Tax under ERISA or the Code. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Plan that is not a PEO Plan and any related trust, and, to the Knowledge of the Company, each PEO Plan and any related trust, complies and has been established, maintained, administered and funded in compliance with ERISA, the Code and other applicable Laws, (ii) as of the date hereof, other than routine claims for benefits, there are no Legal Proceedings, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan that is not a PEO Plan or asserting any rights to or claims for benefits under any such Plan or, to the Knowledge of the Company, pending or threatened against or involving any PEO Plan with respect to any current or former service provider of the Company or asserting any rights to or claims for benefits under any PEO Plan by or with respect to any current or former service provider of the Company, (iii) all contributions or premiums required to be collected and remitted or paid by the Company under the terms of each Plan or by Law have been collected and remitted or paid in a timely fashion (or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Company in accordance with GAAP) and (iv) neither the Company nor any of its directors, employees or agents has, with respect to any Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Plan.

(c) No Plan is a (i) Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) any health or other welfare arrangement that is self-insured, and neither the Company nor any ERISA Affiliate of the Company has in the past six years sponsored, maintained, contributed to, been required to contribute to, or had any obligations or incurred any liability under any plan described in the foregoing clauses (i) through (iv) of this Section 4.12(c).

(d) No Plan provides for post-retirement or other post-employment welfare benefits other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA or any other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) under an employment agreement or severance agreement, plan or policy disclosed in Section 4.12(a) of the Company Disclosure Letter requiring the Company to pay or subsidize COBRA premiums or other post-employment welfare benefits for a terminated employee or the employee’s beneficiaries following such employee’s termination.

(e) Except as otherwise required under Section 3.7(d) of this Agreement or as set forth in Section 4.12(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, director or individual consultant or independent contractor of the Company to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, director or individual consultant or independent contractor; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such employee, director or individual consultant or independent contractor; (iv) result in any violation of, or default under, any Plan or limit or restrict the right to merge, amend or terminate any Plan; or (v) result in any payments of any “excess parachute payment” within the meaning of Section 280G of the Code.

(f) The Company is not a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement (or similar “make whole” payments or indemnities) of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax) or other material gross-up or reimbursement of Taxes.

(g) No Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States, nor is any Plan maintained outside of the United States or for the benefit of employees, directors, consultants or other independent contractors located outside of the United States.

(h) The Company is not the subject of any Legal Proceeding pending or threatened in writing alleging that the Company has engaged in any unfair labor practice under any Law or any labor or employment-related Legal Proceeding. Since January 1, 2022, the Company has not experienced any labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company. The Company is not, nor has ever been, a party to any collective bargaining agreement or other Contract with a labor union, works council or employee association. There are no labor unions or other organizations that previously represented, are representing or, to the Knowledge of the Company, are purporting to represent any employee of the Company, and to the Knowledge of the Company there is not any attempt to organize any employees of the Company the purpose of forming or joining a labor union, works council or employee association.

(i) All Company Stock Awards are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent.

(j) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, the Company has been in compliance with all applicable Laws relating to labor and employment, including Laws relating to discrimination, hours of work, the payment of wages or overtime wages, engagement of independent contractors (including the appropriate classification of the same), equal employment, fair employment practices and immigration status.

(k) To the Knowledge of the Company since January 1, 2022, (i) no Governmental Authority has threatened or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to the Company arising out of, in connection with, or otherwise relating to any Laws governing labor or employment and (ii) no Governmental Authority has issued or, to the Knowledge of the Company, threatened to issue any significant citation, order, judgment, fine, penalty, charge, or decree against the Company with respect to any Laws governing labor or employment.

(l) Since January 1, 2022, no formal (or to the Knowledge of the Company on the date hereof, informal) allegation, complaint, charge, or claim of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination has been made against any Person who is or was an officer, director, manager or supervisory-level employee of the Company (a “Misconduct Allegation”), and, since January 1, 2022, the Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any similar contract with respect to any Misconduct Allegation.

(m) The Company has made available to Parent a complete and accurate list of each individual who is employed by the Company as of the date of this Agreement, including names, annual base salaries or wage rates (as applicable), annual bonus targets, location of employment (by state), status as full-time or part-time, exempt or non-exempt status under the Fair Labor Standards Act, hire date, and whether such employee is currently on disability or other leave of absence, other than short-term absences of less than six weeks.

4.13 Litigation. There is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against the Company that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

4.14 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) The Company has filed, or caused to be filed all Tax Returns required by applicable Tax Law to be filed by or with respect to the Company with any Taxing Authority (taking into account any extensions of time within which to file such Tax Returns that is automatically granted for a period not exceeding six months from the original due date for the filing of such Tax Return) and (ii) all such Tax Returns are complete and accurate in all material respects. The Company has timely paid, or caused to be paid, all Taxes reflected as due and owing on such Tax Returns, other than Taxes being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP.

(b) There are no audits, examinations, assessments or other proceedings in respect of Taxes of the Company currently pending or threatened in writing by any Taxing Authority. The Company has not received written notice of any audits or proceedings from any Taxing Authority that any such audit or proceeding is contemplated or pending.

(c) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and have complied with the information reporting and related document maintenance requirements under applicable Laws.

(d) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years prior to the date of this Agreement.

(e) The Company does not have any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, or as a transferee or successor. The Company is not and has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or any similar group for state, local or non-U.S. tax purposes.

(f) The Company has not received written notice of any claim made by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that the Company is subject to taxation by that jurisdiction.

(g) There are no Liens in respect of Taxes with respect to any assets or properties of the Company, except for Permitted Liens.

(h) The Company has not extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course.

(i) The Company is not a party to, bound by or subject to any (i) Tax sharing, Tax allocation or Tax indemnification agreement that would have a continuing effect after the Closing Date (other than tax provisions of agreements with third parties, the primary subject matter of which is not Tax), (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), which agreement will be binding on the Company after the Closing Date or (iii) private letter ruling of the Internal Revenue Service or comparable ruling of any Taxing Authority.

(j) The Company has not been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision under state or local Law.

(k) The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Parent and Merger Sub agree and acknowledge that this Section 4.14 and Section 4.12 constitute all of the representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub agree and acknowledge that the Company does not make any representations or warranties in respect of the existence, amount, usability or any other aspect of any Tax attributes of the Company, including, but not limited to, net operating losses, capital loss carryforwards, Tax credit carryforwards, asset bases and depreciation periods.

4.15 Compliance with Law; Permits

(a) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company is not, and since January 1, 2022, has not been, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or by which any property or asset of the Company is bound or affected; (b) the Company has all Permits required to conduct its businesses as currently conducted and such Permits are valid and in full force and effect; (c) the Company has not since January 1, 2022 received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit; and (d) the Company is in compliance with the terms of such Permits.

(b) Since January 1, 2020, none of the Company, or any officer, director or employee of the Company or, to the Knowledge of the Company, any other Representative acting on behalf of the Company (i) has violated any applicable Trade Controls Laws; (ii) is listed on any list of sanctioned persons maintained by the United States, the United Nations Security Council, the European Union, any European Union member state or the United Kingdom or owned or controlled by, or acting on behalf of, any such Person; (iii) is located, resident or incorporated in a country or territory subject to comprehensive sanctions (which at the date of this Agreement are Cuba, Iran, North Korea, Syria and the Crimea and separatist-controlled portions of the Donetsk and Luhansk regions of Ukraine); (iv) is otherwise targeted under any economic or financial sanctions, trade or export controls imposed, administered, or enforced by the United States, Canada, the United Kingdom, the European Union or any of its member states, or any other applicable sanctions authority with jurisdiction over the Company (collectively, “Sanctions”); or (v) is engaged in any dealings with any person or country subject to Sanctions. The Company has adopted, maintained, complied with and taken appropriate steps to enforce customary “know-your-customer” programs and anti-money laundering programs and reporting procedures and other policies and procedures that are reasonably designed to prevent, detect and deter violations of applicable Trade Controls Laws and Laws related to the prohibition of money laundering. There is no pending or, to the Knowledge of the Company, threatened, investigation, inquiry, enforcement action, claim, complaint, voluntary or directed disclosure, administrative subpoena, or proceeding against the Company, or against any of the Company’s officers, directors or employees, related to any violation or potential violation of any Trade Controls Laws or Laws relating to the prohibition of money laundering.

4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company is, and at all times since January 1, 2020, has been, in compliance with all applicable Environmental Laws;

(b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any real property currently or formerly owned, operated, used, or leased by the Company that remains open or unresolved or that requires the Company to comply with ongoing obligations;

(c) since January 1, 2022, the Company has not received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company relating to or arising under Environmental Laws; and

(d) since January 1, 2022, there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated, used or leased by the Company that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws involving the Company.

4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Company Registered Intellectual Property Rights, together with the name of the current owner(s) (or if different, record owner(s)), the applicable jurisdictions, the application and issuance or registration number(s) (as applicable), and the date(s) of filing and issuance or registration of each item (as applicable) and, for any domain names, the current owner (or if different, record owner(s)), the registrar and next renewal date. All filings and all registration, maintenance, renewal and other relevant fees required to maintain the Company Registered Intellectual Property Rights within the Company Owned Intellectual Property Rights and, to the Knowledge of the Company, all Company Registered Intellectual Property Rights within the Company Licensed Intellectual Property Rights in full force and effect that have or will come due prior to the Closing Date or thirty (30) days thereafter, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, except as would not, individually or in the aggregate, reasonably be material to the Company’s business. The entity identified as the applicant upon initial filing of each patent or patent application set forth in Section 4.17(a) of the Company Disclosure Letter within the Company Owned Intellectual Property Rights that contains a priority claim to an earlier patent application held the entire right to claim such priority to such earlier patent application at the time of such initial filing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company’s business. Except as otherwise indicated, the Company is the sole and exclusive owner of all Company Owned Intellectual Property Rights, including all Company Owned Intellectual Property Rights within the Company Registered Intellectual Property Rights set forth in Section 4.17(a) of the Company Disclosure Letter, free and clear of any Liens other than Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company’s business, the Company has taken commercially reasonable steps to maintain the confidentiality of, and to protect against unauthorized disclosure of, any and all trade secrets and other material confidential information included in Company Intellectual Property Rights or the Company Non-Exclusively Licensed Intellectual Property, including by requiring all Persons having access thereto to execute nondisclosure agreements protecting the confidentiality thereof (which agreements, to the Knowledge of the Company, have not been breached in any material respect) and, to the Knowledge of the Company, there has been no material violation, infringement or unauthorized access or disclosure of the foregoing. Each Person who is or was a director, officer, employee or contractor of the Company and who is or was involved in the creation or development of any Intellectual Property Rights for the Company that is material to the business of the Company as currently conducted has executed a valid agreement containing a present assignment to the Company of such director’s, officer’s, employee’s or contractor’s ownership interest in and other rights to such Intellectual Property Rights. Since January 1, 2022, no current or former director, officer, employee or contractor of, or consultant to, the Company has asserted any written claim alleging that they own or have any right or interest to or in any Company Owned Intellectual Property Rights.

(c) All Company Registered Intellectual Property Rights set forth in Section 4.17(a) of the Company Disclosure Letter are subsisting, and to the Knowledge of the Company, all Company Registered Intellectual Property Rights that are material to the business of the Company as currently conducted and that have been granted or issued or that have completed registration are valid and enforceable. Since January 1, 2022, the Company has not received written notice from any third party challenging the validity, enforceability, registrability, use or ownership of any Company Registered Intellectual Property Rights. Since January 1, 2022, none of the Company Registered Intellectual Property Rights within the Company Owned Intellectual Property Rights, or to the Knowledge of the Company, none of the Company Registered Intellectual Property Rights within the Company Licensed Intellectual Property Rights, has been subjected to any third party challenge to the validity, enforceability, registrability, use or ownership thereof.

(d) Since January 1, 2022, the Company has not received any written notice from any third party, and, to the Knowledge of the Company, there is no other assertion or threat from any third party, that the operation of the business of the Company as is currently conducted, or any Company Product, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party.

(e) To the Knowledge of the Company, except for any infringements or misappropriations that would not, individually or in the aggregate, reasonably be expected to material to the Company’s business, no third party is currently infringing, misappropriating or otherwise violating any Company Intellectual Property Rights or Company Non-Exclusively

Licensed Intellectual Property. There is no court or other proceeding pending, or threatened in writing (including any unsolicited letter offering a license to any Intellectual Property Rights), against the Company with respect to the Company Owned Intellectual Property Rights or, to the Knowledge of the Company, against any licensor of any Company Licensed Intellectual Property Rights or Company Non-Exclusively Licensed Intellectual Property, in each case, (i) challenging or contesting the use, registrability, validity, enforceability or ownership of such Company Intellectual Property Rights or Company Non-Exclusively Licensed Intellectual Property, (ii) alleging that the conduct of the business of the Company has or will infringe, misappropriate or otherwise violate the Intellectual Property Rights of a third party, or (iii) requesting or demanding defense of, or indemnification with respect to, any infringement claim relating to the use of any Company Intellectual Property Rights or Company Non-Exclusively Licensed Intellectual Property. The Company is not subject to any Order that materially restricts or impairs the Company’s rights in the Company Owned Intellectual Property Rights, or to the Knowledge of the Company, any Company Licensed Intellectual Property Rights or Company Non-Exclusively Licensed Intellectual Property.

(f) To the Knowledge of the Company, the Company either owns, holds a valid and enforceable license to, or otherwise has the right to use, all Intellectual Property Rights used in, or necessary for, the conduct of the business as presently conducted by Company. To the Knowledge of the Company, the Company Intellectual Property Rights and the Company Non-Exclusively Licensed Intellectual Property Rights together constitute all material Intellectual Property Rights necessary for the conduct of the business of the Company as currently conducted, provided that the foregoing representation is not a representation with respect to non-infringement of third party Intellectual Property Rights.

(g) Except as set forth on Section 4.17(g) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Authority or any university, college or other academic organization has been used to create, in whole or in part, any Company Owned Intellectual Property Rights, or to the Knowledge of the Company, any Company Licensed Intellectual Property Rights, where such funding or use of facilities or personnel results in the Governmental Authority or academic organization obtaining (i) ownership of or other rights in Intellectual Property Rights that are, or would otherwise constitute, Company Intellectual Property Rights, (ii) licenses, pricing rights, or access rights to any Company Intellectual Property Rights that are material to the business of the Company as currently conducted, (iii) march-in rights or rights to share in revenue associated with Company Intellectual Property Rights that are material to the business of the Company as currently conducted, and (iv) rights to direct manufacturing or to require U.S. manufacturing of products embodying Company Intellectual Property Rights that are material to the business of the Company as currently conducted.

(h) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) conflict, alter, impair or adversely affect any of the rights of the Company in or to any Company Intellectual Property Rights or Company Non-Exclusively Licensed Intellectual Property or the validity, enforceability, right to use, ownership, priority, duration or scope of any Company Intellectual Property Rights or Company Non-Exclusively Licensed Intellectual Property that are material to the business of the Company as currently conducted, (ii) trigger any additional payment obligations with respect to any Company Intellectual Property Rights or Company Non-

Exclusively Licensed Intellectual Property that would not have been due had the transactions hereunder not been consummated, or (iii) result in or require the grant to any Person of any access or right to any Intellectual Property Rights of the Company or the Parent, in each case of clause (i)-(iii), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company (collectively, the “Company Systems”) operate and perform in all material respects as required by the Company in connection with the conduct of its and their businesses as presently conducted, (ii) since January 1, 2022, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or, to the Knowledge of the Company, could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business of the Company as presently conducted, and (iii) since January 1, 2022, there have not been any incidents of unauthorized access or other security breaches of the Company Systems.

(j) To the Knowledge of the Company, none of the Third Party Agreements (as defined in the Alnylam/Ionis License Agreement), including any terms that survive expiration or termination thereof, remain in effect with respect to the Company and none of the parties to such Third Party Agreements have any licenses or rights to the Company Intellectual Property Rights pursuant to such Third Party Agreements.

(k) All agreements with respect to the Company’s collaborations with Biogen Idec BIIB, Bio-Techne Corporation, AstraZeneca, GlaxoSmithKline and Sanofi (in each case, or any of their Affiliates) have been effectively terminated, and the Company has not granted any licenses or other rights under any Company Intellectual Property Rights in connection with such agreements and is not restricted from developing, manufacturing, commercializing or exploiting any Company Product (or any product of Parent or any of its Affiliates) by any surviving terms of such agreements and is not subject to any payment obligations under any such agreement.

(l) To the Knowledge of the Company, the manufacturing process for the Company Products does not incorporate any Intellectual Property Rights of any third party that are material to such manufacturing process, other than the Intellectual Property Rights in and to the multicolumn countercurrent solvent gradient purification technology used by Bachem Americas, Inc. under the Master Agreement for Development, Manufacture and Supply of Oligonucleotides by and between Bachem Americas, Inc. and the Company dated as of July 5, 2023.

4.18 Data Privacy and Security.

(a) The Company has implemented commercially reasonable administrative and technical safeguards designed to protect the integrity, security and confidentiality of all material confidential information concerning the Company and its business, including any Personal Information, maintained by the Company and the IT Systems. To the Knowledge of the Company, since January 1, 2022, there has not been any material: (i) unauthorized use, access, acquisition or disclosure of Personal Information maintained on or behalf of the Company; (ii) unauthorized intrusions or breaches of the security of the IT Systems; or (iii) failures of the IT Systems.

(b) The Company is, and since January 1, 2022 has been, in material compliance with applicable Data Protection Requirements. Since January 1, 2022 until the date hereof, the Company has not received written communication from any Governmental Authority that alleges that the Company is not in compliance with any Data Protection Laws. Without limitation, the Company has not received written notice of any complaints, audits, proceedings, investigations or claims conducted or asserted by any other Person (including any Governmental Authority) regarding any (x) collection, storage, sharing, transfer, disposition, protection, processing or other use of any Personal Information or (y) violation of any Data Protection Requirements, and to the Knowledge of the Company no such actions related to the foregoing (x) and (y) are pending. To the Knowledge of the Company, the consummation of the transaction will not violate any Data Protection Requirements in any material respect.

4.19 Real Property.

(a) The Company does not own, nor has ever owned, any real property or interest therein. The Company is not a party to any agreement or option to purchase any real property or interest therein.

(b) The Company has made available to Parent true, correct and complete copies of, all leases, subleases, licenses, occupancy agreements and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (including all material modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Each Real Property Lease (i) is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company as tenant thereunder are current, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens and (v) the Company has not received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation or similar Legal Proceeding with respect to any property leased pursuant to any of the Real Property Leases. No portion of the property leased pursuant to a Real Property Lease has been destroyed or materially damaged by fire or other casualty event which has not been restored.

4.20 Material Contracts.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (together with all amendments thereto and waivers thereunder) (other than Plans), which is in effect as of the date hereof (or pursuant to which the Company has any continuing material obligations thereunder) and under which the Company is a party or by which the Company or any of its properties or assets is bound, that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves, by its terms, aggregate payments by the Company or aggregate payments payable to the Company under such Contract of more than $1,000,000 during the 12-month period ending on December 31, 2025 (including by means of royalty payments);

(iii) (A) contains covenants that limit in any material respect the freedom of the Company (or, after the Acceptance Time, Parent or any of its Affiliates) to compete or engage with any Person, in any line of business or in any geographic area, (B) contains any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations or (C) grants any right of first refusal, right of first offer, right of negotiation or similar right with respect to any material assets (including Company Intellectual Property Rights) or business of the Company;

(iv) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture, that is material to the business of the Company as currently conducted;

(v) contains (A) a license, sub-license, right of immunity, covenant not to sue or other right, option or interest granted to the Company by any third party with respect to any Intellectual Property Rights that are material to the business of the Company as currently conducted, other than Incidental Contracts, or (B) the joint development of products, technology or other Intellectual Property Rights that are material to the business of the Company as currently conducted with a third party;

(vi) contains a license, sub-license, right of immunity, covenant not to sue or other right, option or interest with respect to any Intellectual Property Rights that are material to the business of the Company as currently conducted granted by the Company to any third party, other than Incidental Contracts;

(vii) contains rights to funding for research and development activities involving the creation of Intellectual Property Rights that are material to the business of the Company as currently conducted from or involving any academic institution or Governmental Authority;

(viii) involves continuing contingent consideration payment obligations, milestones or similar obligations on the part of the Company in excess of $250,000 in the aggregate in respect of such agreement;

(ix) involves an amount in excess of $250,000 and provides for the acquisition or disposition, directly or indirectly (whether by merger, sale of stock, sale of assets or otherwise), of any assets or any business or capital stock or other equity interest of another Person that (A) has not yet been consummated or (B) has any outstanding purchase price adjustment,

“earn out,” material payment or similar obligations on the part of the Company, in each case excluding any Contracts listed under Section 4.20(a)(v) or Section 4.20(a)(vi) of the Company Disclosure Letter;

(x) constitutes a material manufacturing, supply, distribution or marketing agreement or a Contract with a contract research organization that provides for minimum payment obligations by the Company of at least $500,000 during the 12-month period ending on December 31, 2025;

(xi) (A) relates to Indebtedness having an outstanding principal amount in excess of $250,000 or (B) relates to any loan, extension of credit or capital contribution by the Company to, or other investment in, any Person (other than the Company and other than investments in marketable securities in the ordinary course of business consistent with past practice);

(xii) constitutes an agreement with a third-party professional employer organization;

(xiii) involves the settlement of any past, pending or threatened claim, action or proceeding which (A) requires payment obligations after the date hereof in excess of $250,000 or (B) imposes material nonmonetary obligations or restrictions on the Company;

(xiv) is a Real Property Lease;

(xv) requires the Company to use commercially reasonable (or any other specified level of) efforts related to research or development of farabursen, in consideration of, or in order for the Company to maintain, a license under the Intellectual Property Rights of such Person; and

(xvi) obligates the Company to make any expenditure, including a capital commitment, loan or capital expenditure, in an aggregate amount in excess of $5,000,000 after the date of this Agreement.

Each Contract of the type described in clauses (i) through (xvi) above, other than a Plan, whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract.”

(b) (i) Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company has complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract, (iii) there is no material default under any Material Contract by the Company, or, to the Knowledge of the Company, by any other party thereto, and (iv) the Company has not received any written notice from or given any written notice to any third party to any Material Contract that such party intends to terminate such Material Contract for any default or alleged default thereunder.

4.21 Regulatory Compliance.

(a) Except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (i) the Company is, and, to the Knowledge of the Company and to the extent relating to farabursen, each of the Company’s third party contract manufacturers or contract research organizations is, and since January 1, 2022, have been, in compliance with all Laws applicable to the Company or any Company Product, or by which any property, business, product or other asset of the Company is bound or affected, including all applicable Health Care Laws, and (ii) since January 1, 2022, neither the Company nor, to the Knowledge of the Company and to the extent relating to farabursen, any of the Company’s third party contract manufacturers or contract research organizations has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA, alleging non-compliance by, or Liability of, the Company or any of the Company’s third party contract manufacturers or contract research organizations (to the extent relating to farabursen) under any applicable Health Care Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company holds such Permits required by the FDA or any other Governmental Authority under applicable Health Care Laws for the conduct of their respective businesses as currently conducted (collectively, the “Regulatory Permits”) and all such Regulatory Permits are in full force and effect.

(c) The development, testing, manufacture, labeling, distribution, storage, packaging, import, export, advertising, sale and promotion of the Company Products, to the extent such activities are currently being conducted, whether by or on behalf of the Company, are being conducted, and at all times since January 1, 2022 have been conducted, in compliance with the terms of all Regulatory Permits and all applicable Health Care Laws, except where the failure to so comply, whether individually or in the aggregate, would not reasonably be expected to be material to the Company. Except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since January 1, 2022, (i) all reports, documents, claims, supplements, and notices required to be filed, maintained, or furnished to the FDA by the Company, pursuant to any applicable Health Care Laws or Regulatory Permits have been so filed, maintained or furnished, and (ii) all such reports, documents, claims, supplements and notices were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) The clinical and pre-clinical studies conducted or sponsored by or on behalf of the Company have been and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws. No clinical trial currently being conducted or proposed to be conducted by or, on behalf of, the Company has been terminated or suspended by any Governmental Authority. Neither the Company nor to the Knowledge of the Company any other third party involved in the research, development, and study of any Company Product has received any written notifications from any applicable Governmental Authority, institutional review board, ethics committee or safety monitoring committee requiring or threatening the initiation of any action to terminate, suspend or materially modify any such ongoing or proposed studies or trials, other than ordinary-course communications with any such entities or Governmental Authorities regarding the design and implementation of such studies or trials.

(e) None of the Company, any of its officers or employees, or, to the Knowledge of the Company and to the extent relating to farabursen, any of its representatives, agents or third party contract manufacturers or contract research organizations (in each case, acting in the capacity of a representative or agent of the Company) has engaged in any conduct that is not compliant in any material respect with applicable Health Care Laws relating to the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or manufacturing of farabursen.

(f) All development and manufacture of the Company Products, including any components thereof and any clinical supplies used in any clinical trials, by or on behalf of the Company has been conducted in compliance in all material respects with the applicable specifications and requirements of Good Manufacturing Practices and Health Care Laws. Since January 1, 2022, none of the Company or any of its officers or employees, and to the Knowledge of the Company, none of the Company’s third party contract manufacturers or contract research organizations, representatives or agents acting on behalf of the Company has, with respect to any Company Product (i) been subject to a Governmental Authority shutdown or import or export prohibition or (ii) received any FDA Form-483, or other Governmental Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requirements to make any material change to any Company Product that if not complied with, would reasonably be expected to be material to the Company.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, since January 1, 2022, none of the Company, any officer, director, employee or to the Knowledge of the Company, contractor, or agent of the Company (when acting in such capacity) has been convicted of any crime that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335a(a) or (b), or (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration. None of the Company, any officer, director, employee or, to the Knowledge of the Company, any contractor or agent of the Company is the subject of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy. None of the Company, or, to the Knowledge of the Company, any officer, director, employee or contractor or agent of the Company (when acting in such capacity) has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy with respect to the Company or any Company Product. Since January 1, 2022, none of the Company or, to the Knowledge of the Company any officer, director, employee, contractor, or agent of the Company (when acting in such capacity) has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar Governmental Authority.

(h) The Company has made available to Parent true, correct and complete copies of: (i) all Permits from the FDA and all material Permits from any other applicable Governmental Authority held by the Company related to farabursen, (ii) all material written submissions made to, and material written regulatory communications with, the FDA or any other applicable Governmental Authority related to farabursen after the date on which the Company designated farabursen as a clinical candidate (the “CC Date”) that are in the Company’s possession or control (“control”, for purposes of this Section 4.21(h) and Section 6.5, shall mean the right to require access) as of the date of this Agreement and (iii) all reports, results, data and information obtained, developed or prepared after the CC Date in the Company’s possession or control as of the date of this Agreement relating to the safety or efficacy of farabursen, including all final reports prepared under 21 C.F.R. 58.185, all information collected pursuant to 21 C.F.R. Part 58 and all adverse event (as such term is defined or described in 21 C.F.R. 312.32) and other safety information.

4.22 Insurance. Section 4.22 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy and (d) as of the date hereof, there are no pending claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

4.23 Anti-Corruption. Since January 1, 2020, none of the Company nor any of its officers, directors, employees nor, to the Knowledge of the Company, any of the Company’s Representatives or any other Persons acting on behalf of the Company, has, in the course of its actions for, or on behalf of, the Company: (i) directly or knowingly indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses or renumerations relating to foreign or domestic political activity, or (ii) made, offered or authorized any direct or knowingly indirect unlawful payments or renumerations to any foreign or domestic Governmental Official, employee or health care professional or to any foreign or domestic political parties or campaigns in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or any other applicable anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control Laws, including any such Laws that prohibit private commercial bribery (collectively the “Anti-Corruption Laws”). Since January 1, 2022, the Company has not received any written or, to the Knowledge of the Company, oral communication from any officer, director, employee, Representative, Governmental Authority, or other Person alleging bribery or other corrupt conduct, or a violation of Anti-Corruption Laws. The Company maintains internal controls that are reasonably tailored to the Company’s size, complexity, operations, business lines, geographic footprint, and business model which are reasonably designed to promote compliance with the applicable Anti-Corruption Laws.

4.24 Related Party Transactions. No current director, officer or controlled Affiliate of the Company, (a) has outstanding any Indebtedness to the Company or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.25 Opinion of Financial Advisor of the Company. The Company Board (or a committee thereof) has received an oral opinion (to be confirmed by delivery of a written opinion) from the Company Financial Advisor on or prior to the date of this Agreement to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration consisting of $7.00 plus one (1) CVR per Company Share to be paid to the Company Stockholders (other than Parent, the Company or any of their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such written opinion shall be provided to Parent solely for informational purposes promptly following the date of this Agreement.

4.26 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in the first sentence of Section 5.6 are true, accurate and complete, the Company Board (or a committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the CVR Agreement and the transactions contemplated hereby, and to the Knowledge of the Company, no other Takeover Provision applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby.

4.27 National Security. The Company does not produce, design, test, manufacture, fabricate or develop one or more critical technologies, as defined at 31 C.F.R. § 800.215. The Company is not a covered foreign person within the meaning of 31 C.F.R. § 850.209.

4.28 No Other Representations or Warranties. Except for the express written representations and warranties made by the Company contained in this Article IV, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates, or the Company’s business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, (a) none of Parent, Merger Sub or any Representative or other Person on behalf of Parent or Merger Sub makes, or has made, any representations or warranties with respect to Parent, Merger Sub, any of their respective Affiliates, or Parent’s or Merger Sub’s business, assets, Liabilities, financial condition or results of operations, any other information provided to the Company in connection with the transactions contemplated hereby or any other matter in connection with the entry into this Agreement and the Merger, the Offer and the other transactions contemplated hereby, and the Company is not relying and has not relied on (and the Company expressly disclaims reliance on) any representation or warranty of any of Parent, Merger Sub or any Representative or other Person on behalf of Parent or Merger Sub except for the representations and warranties of Parent and Merger Sub expressly set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority to own its properties and conduct its business as currently conducted. All of the issued and outstanding shares of capital stock of Merger Sub are owned directly and held of record by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

5.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement (and, in the case of Parent, the CVR Agreement) and to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement (and, in the case of Parent, of the CVR Agreement) and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement (and, in the case of Parent, the CVR Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Upon Parent’s execution and delivery of the CVR Agreement, and assuming due authorization, execution and delivery by Rights Agent of the CVR Agreement, the CVR Agreement will constitute a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms (subject to the Enforceability Exceptions). As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement, the CVR Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (iii) recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the transactions contemplated hereby (including the Offer and the Merger), in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the transactions contemplated hereby.

5.3 Schedule TO; Schedule 14D-9.

(a) The Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time of filing the Schedule 14D-9, at the time of any amendment of or supplement thereto, at the time of publication, distribution or dissemination thereof, at the time of commencement of the Offer or at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, prevent or materially delay or materially impair the consummation of the Offer and the Merger by Parent or Merger Sub prior to the Termination Date, the execution and delivery of this Agreement and the CVR Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Consent of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act or any Foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with or without the giving of notice, the passage of time or both, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or

Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

5.5 Litigation. As of the date hereof, there is no Legal Proceeding or governmental or administrative investigation or action pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, or seeks to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Offer or the Merger by the Termination Date. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Offer or the Merger by the Termination Date.

5.6 Interested Stockholder. Neither Parent nor any of its Affiliates (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

5.7 Sufficient Funds. Parent has, and at all times from and after the date hereof through the Effective Time will have, available to it, and Merger Sub will have as of the Acceptance Time and at and as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including (a) the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Stock Awards, Company Warrants and Company Preferred Stock, and (b) the payment of all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. On the Milestone Payment Date, Parent will have available to it sufficient funds for the satisfaction of all of Parent’s applicable obligations under the CVR Agreement, including the payment of the Milestone Payment and to pay all related fees and expenses required to be paid by Parent pursuant to the terms of the CVR Agreement. Parent’s and Merger Sub’s obligations under this Agreement and the CVR Agreement, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement and the CVR Agreement.

5.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

5.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

5.10 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or the Offer or (ii) the Surviving Corporation, any of its Subsidiaries or any of its businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration in respect of such holder’s Company Shares, (ii) such holder of Company Shares has agreed to tender its Company Shares in the Offer or vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

5.11 No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article V, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in the certificate to be delivered by the Company pursuant to clause (C)(4) of Annex A, (a) neither the Company nor any Representative or other Person on behalf of the Company makes, or has made, any representations or warranties with respect to the Company or any of its Affiliates, or the Company’s business, assets, Liabilities, financial condition or results of operations, any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby or any other matter in connection with the entry into this Agreement and the Merger, the Offer and the other transactions contemplated hereby, and none of Parent or Merger Sub is relying or has relied on (and each of Parent and Merger Sub expressly disclaims reliance on) any representation or warranty of any of the Company or any Representatives or other Person on behalf of the Company except for the representations and warranties of the Company expressly set forth in Article IV or in the certificate to be delivered by the Company pursuant to clause (C)(4) of Annex A, and (b) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub, or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties of the Company (and have not been relied upon by Parent or Merger Sub) except (and only to the extent that) an express representation or warranty is made by the Company with respect to such materials or information in an express representation or warranty of the Company set forth in Article IV or in the certificate to be delivered by the Company pursuant to clause (C)(4) of Annex A.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Conduct of Business of the Company. Except (a) as described in Section 6.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, (x) the Company will conduct its operations according to its ordinary course of business and in all material respects consistent with past practice, and the Company will use commercially reasonable efforts to preserve intact its business organization, including keeping available the services of its officers and key employees, and to preserve the present relationships with those Persons having significant business relationships with the Company, and (y) notwithstanding the preceding clause (x), the Company will not:

(i) adopt any amendments to the Company Charter or bylaws of the Company (or similar governing document), except, to the extent necessary in connection with the Pre-Closing Conversion;

(ii) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities, other than Company Shares issuable (A) with respect to the exercise or settlement of Company Stock Awards outstanding as of the date hereof in accordance with their terms as of the date hereof or granted in compliance with this Agreement, (B) in respect of the ESPP Offering Period, (C) in connection with the Pre-Closing Conversion or (D) upon the exercise or settlement of Company Warrants outstanding as of the date hereof;

(iii) acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) as provided by any Company Stock Plan as in effect on the date hereof, (B) in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the exercise or settlement of any Company Stock Award outstanding as of the date hereof, or (C) the acquisition by the Company of Company Stock Awards in connection with the forfeiture of such Company Stock Awards in accordance with their terms as of the date hereof;

(iv) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than dividends paid to the Company with regards to its capital stock or other equity interests or in connection with the Pre-Closing Conversion;

(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any material business, assets or securities (other than, in each case, capital expenditures in accordance with subclause (xiv) below and any acquisition of assets used in the manufacture or development of Company Products (other than capital assets) in the ordinary course of business consistent with past practice) for consideration in excess of $250,000, (B) sell, lease, or otherwise dispose of any assets of the Company, which assets

(excluding any Intellectual Property Rights) have a fair market value in excess of $250,000, except in the case of this clause (B) (1) pursuant to Contracts or commitments existing as of the date of this Agreement that have been made available to Parent, (2) non-exclusive licenses of Intellectual Property Rights pursuant to Incidental Contracts, (3) dispositions of marketable securities in the ordinary course of business consistent with past practice, and (4) dispositions or abandonments of immaterial tangible assets in the ordinary course of business consistent with past practice, (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring or (D) form any Subsidiary;

(vi) incur, assume or otherwise become liable or responsible for, or materially modify the terms of, any indebtedness for borrowed money;

(vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(viii) make any loans, advances (other than for ordinary course business expenses in a manner consistent with past practice) or capital contributions to, or investments in, any other Person (other than respect to wholly owned Subsidiaries) in excess of $250,000, except for (A) advancement of expenses (x) under any indemnification agreement or (y) the Company Charter or bylaws of the Company or (B) investments in cash equivalents (including bank account balances, marketable securities, commercial paper, treasury bills and short term investments) in the ordinary course of business consistent with past practice;

(ix) change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP;

(x) change any annual Tax accounting period or make or change any material Tax election, file any amended material Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), settle or compromise any material Tax liability or refund, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, in each case, other than in the ordinary course of business;

(xi) except as required pursuant to a Plan in effect on the date hereof and listed in Section 4.12(a) of the Company Disclosure Letter, (A) grant any severance or termination pay, change in control or retention compensation or benefits to its employees, officers, directors or individual consultants or independent contractors, (B) grant any increases in the compensation or benefits payable to its employees, officers, directors or individual consultants or independent contractors (including any increases in severance, termination protection, change in control, retention, or other similar compensation or benefits), (C) adopt, enter into, amend or terminate any Plan, (D) grant, pay or award, or commit to grant, pay or award, any bonuses, incentive compensation, Company Stock Awards or any other equity or equity-based compensation, (E) take any action to accelerate any rights or benefits under any Plan, or the funding of any payments or benefits under any

Plan, (F) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code, or (G) hire or engage the services of any individual as an employee, officer, director or individual consultant or independent contractor, or terminate the service of any employee, officer, director or individual consultant or independent contractor with an annual base salary or annual wage rate of greater than $200,000 (other than for cause or upon resignation or due to death or disability);

(xii) commence any offering or offering period under the ESPP;

(xiii) enter into any collective bargaining or similar labor Contract;

(xiv) make or authorize any capital expenditure or incur any obligations, Liabilities or Indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement, and (B) any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $3,000,000;

(xv) (A) settle any suit, action, claim, proceeding, investigation or other Legal Proceeding other than as contemplated by Section 7.11 or a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $250,000 individually or $500,000 in the aggregate or (B) except in the ordinary course of business, commence any suit, action, claim, proceeding, investigation or other Legal Proceeding;

(xvi) dispose of, sell, transfer, assign, license, sub-license, encumber, pledge, abandon, dedicate to the public, waive rights with respect to, fail to maintain, or allow to lapse, in whole or in part, or grant any right or other licenses to any Company Intellectual Property Rights that are material to the business of the Company as currently conducted or to any Company Non-Exclusively Licensed Intellectual Property, other than as a result of the expiration of such Intellectual Property Rights at the end of the applicable statutory term or grants of non-exclusive licenses under Incidental Contracts in the ordinary course of business consistent with past practices;

(xvii) except in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1, (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, except for any statement of work, purchase order or similar ancillary agreement or documentation issued under an existing Material Contract, in each case not in excess of $1,000,000 individually, or, subject to any requirement to obtain Parent’s consent under any other subclause in this Section 6.1, any Incidental Contract; or (B) materially modify, materially amend or terminate (other than any expiration in accordance with its terms) any Material Contract or any Contract entered into in accordance with the immediately preceding clause (A) or waive, release or assign any material rights or material claims under any Material Contract or any Contract entered into in accordance with the immediately preceding clause (A);

(xviii) adopt or implement any stockholder rights plan or similar arrangement or enter into any agreement with respect to the voting or registration of any Company Securities; or

(xix) agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

6.2 No Solicitation.

(a) Subject to Section 6.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not, and shall not authorize, direct or knowingly permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, propose, knowingly encourage or knowingly facilitate (including by way of providing information), any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information or data relating to the Company, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in any such case with the intent to facilitate the making, submission or announcement of, or otherwise in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) continue or otherwise participate or engage in any discussions or negotiations with any Person with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (except, solely in response to an inquiry that did not result from a breach of this Section 6.2 or Section 6.3, to refer the Person making such inquiry of the provisions of this Section 6.2 and to limit its conversation or other communication exclusively to such referral), (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 6.2(c)), (v) exempt any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) from the restriction on “business combinations” under Section 203 of the DGCL or any similar provision contained in applicable Takeover Provisions, the Company Charter or the bylaws of the Company, or grant a waiver under Section 203 of the DGCL, (vi) subject to the last sentence of Section 6.2(c), grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract), or (vii) resolve, propose or agree to do any of the foregoing. Subject to Section 6.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their

Representatives) conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Promptly (and in any event within 24 hours) after the date of this Agreement, the Company will, and will cause its Representatives to, terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and within two (2) Business Days after the date of this Agreement request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (A) participate in discussions solely to the extent necessary to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) inform a Person that has made or is considering making an Acquisition Proposal of the provisions of this Section 6.2.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, promptly, and in any event within 24 hours following receipt of an Acquisition Proposal or any inquiry, proposal or offer that expressly contemplates or would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice of such Acquisition Proposal or inquiry, proposal or offer, which notice shall include (i) a copy of the applicable written Acquisition Proposal, inquiry, proposal or offer (or, if oral, a summary of the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer) and (ii) the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer. The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status of or any material developments, discussions or negotiations regarding, any Acquisition Proposal, or inquiry, proposal or offer that expressly contemplates or would reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of communications (which shall include any proposals or offers) relating thereto that is exchanged between the Person (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within 24 hours after the receipt or delivery thereof. For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.2(b) will be subject to the terms of the Confidentiality Agreement.

(c) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, if at any time prior to the Acceptance Time, the Company or any of its Representatives has received an unsolicited, bona fide Acquisition Proposal from any Person or group of Persons that did not result from a breach of this Section 6.2 or Section 6.3, then if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons, (B) furnish information with respect to the Company to the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall substantially concurrently provide or make available to Parent any non-public information concerning the Company that is provided to such Person or group of Persons and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons) and (C) after entering into such Acceptable Confidentiality Agreement, participate and engage in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal. Prior to or substantially concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board (or a duly authorized committee thereof) made pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.2) to make an Acquisition Proposal on a confidential basis to the Company Board if (1) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (2) such Person agrees that the Company shall not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 6.2 or Section 6.3.

(d) Any action taken or not taken by any Representative of the Company, at the direction or on behalf of the Company that violates this Section 6.2 or Section 6.3 shall be deemed a violation of such applicable Section by the Company.

6.3 Company Board Recommendation.

(a) Subject to Section 6.3(b), neither the Company Board nor any duly authorized committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) publicly approve or recommend an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders, (iv) if any Acquisition Proposal is structured as a tender offer or exchange offer for the outstanding Company Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) business days (as defined in Rule 14d-1(f) promulgated under the Exchange Act) after such commencement, against acceptance by the Company Stockholders of such tender offer or exchange offer and reaffirm the Company Board Recommendation (provided that the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer), (v) fail to reaffirm the Company Board Recommendation within ten (10) business days (as defined in Rule 14d-1(f) promulgated under the Exchange Act) after receipt of a written request of Parent following the public announcement of any Acquisition Proposal, (vi) take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any Person (other than Parent and its Subsidiaries) from any Takeover Provision or (vii) publicly propose to do any of the foregoing (each of clauses (i) through (vii), a “Company Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act or any action contemplated by Section 6.3(c)(i) shall not be prohibited under the terms of this Agreement nor shall it be deemed to be a Company Board Recommendation Change or to constitute a breach of this Agreement; provided that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 6.3.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board (or a duly authorized committee thereof) may (i) in response to (A) the receipt of a bona fide, written Acquisition Proposal received after the date hereof that did not result from a breach of Section 6.2 or this Section 6.3, or (B) the occurrence of an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to a bona fide, written Acquisition Proposal received after the date hereof that did not result from a breach of Section 6.2 or this Section 6.3, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 9.1(c)(ii), provided that (1) the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (2) in the case of receipt of an Acquisition Proposal, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal or, in the case of an Intervening Event, that an Intervening Event has occurred, (3) the Company provides written notice to Parent at least four (4) Business Days (the “Notice Period”) prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”), (4) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 9.1(c)(ii), and (5) no earlier than the end of such four (4) Business Day period, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer irrevocably made by Parent during such four (4) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice in the case of (x) a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, and (y) in the case of an Intervening Event, in the event of any material change in the facts or circumstances relating to the Intervening Event, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 9.1(c)(ii) following delivery of such new Change of Recommendation Notice shall again be subject to clauses (3) through (5) of the immediately preceding sentence for a period of three (3) Business Days.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 6.3.

6.4 Pre-Closing Conversion. No provision set forth in this Agreement shall be deemed to restrict the Company from effecting any Pre-Closing Conversion requested by any holder of Company Preferred Stock and delivering that number of Conversion Shares (as defined in the applicable Certificate of Designation) in respect of any conversion of the Company Preferred Stock in accordance with the terms of the applicable Certificate of Designation.

6.5 Communications and Interactions with Governmental Authorities; Other Regulatory Matters.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, subject to applicable Law and without limiting any of the parties’ respective obligations in Section 6.1 and Section 7.1, the Company shall:

(i) promptly inform Parent in writing of any material submission, filing or other material correspondence submitted or transmitted to, or that is received from, the FDA or any other similar Governmental Authority with jurisdiction over the development, commercialization, manufacture or marketing of any Company Product, or otherwise related to any Company Product and to the extent practicable, provide Parent with a reasonable opportunity to consult with the Company with respect to and review any material filing or submission proposed to be made by or on behalf of the Company and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any such Governmental Authority by or on behalf of the Company, in each case, relating to any Company Product, and shall consider in good faith any comments or other input provided by Parent in respect of the foregoing; provided that any such comments are submitted to the Company within seven (7) days following Parent’s receipt of notice of such filing or submission; provided, however, that nothing in this Section 6.5(a)(i) shall oblige the Company to incorporate any particular comments, input, or other feedback submitted by Parent with respect to any such filings or submissions or otherwise to allow Parent to materially delay any such filings or submissions;

(ii) promptly furnish to Parent copies of: (A) all Permits from the FDA and all material Permits from any other applicable Governmental Authority held by the Company related to farabursen, (B) all material written submissions made to and material written regulatory communications with the FDA or any other applicable Governmental Authority related to farabursen that are in the Company’s possession or control and (C) all reports, results, data and information in the Company’s possession or control relating to the safety or efficacy of farabursen, including all final reports prepared under 21 C.F.R. 58.185, all information collected pursuant to 21 C.F.R. Part 58 and all adverse event (as such term is defined or described in 21 C.F.R. 312.32) and other safety information, in each case (the preceding clauses (A) through (C)), which arise during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time;

(iii) (A) provide notice to Parent prior to any scheduled meeting with the FDA or any other similar Governmental Authority with jurisdiction over the development, commercialization, manufacture or marketing of any Company Product (including, as applicable, any pre-investigational new drug (“IND”) meeting referenced in 21 C.F.R. 312.82) relating to any Company Product, (B) to the extent practicable, consult with Parent regarding any such meeting and consider in good faith any input with respect thereto timely provided by Parent and (C) to the extent permitted under applicable Law, provide Parent with an opportunity to attend or participate in, any such meeting that the Company has with the FDA or any similar Governmental Authority with jurisdiction over the development, commercialization, manufacture or marketing of any Company Product (provided that, if Parent is unable to attend or participate, the Company shall promptly provide Parent with a copy of its internal meeting minutes taken from any such meeting);

(iv) (A) if the FDA or a similar Governmental Authority with jurisdiction over the development, commercialization, manufacture or marketing of any Company Product inspects or audits, or has provided written notice of intent to inspect or audit, the Company or, to the extent such audits or inspections are related to any Company Product, the Company’s contractors or agents, the Company shall promptly notify Parent upon the Company becoming aware thereof; (B) to the extent in the Company’s possession or control, promptly provide Parent with a copy of any reports or findings of the FDA or such other Governmental Authority following any such audit or inspection; and (C) consider Parent’s comments regarding any such inspection or audit in good faith; and

(v) consult with Parent prior to (A) commencing any clinical trial of which Parent has not been informed prior to the date hereof or (B) making any material change to, discontinuing, terminating or suspending any ongoing clinical trial, or any ongoing IND-enabling preclinical study.

(b) The Company shall promptly post all information required to be disclosed or provided to Parent pursuant to this Section 6.5 to the Data Room to which Parent and its Representatives shall have continuous access through the Closing Date, and any failure by the Company to post and provide continuous access to such information in the Data Room shall be considered a failure by the Company to disclose such information and a breach of this Section 6.5; provided that any break in the continuity of access not attributable to actions by the Company or its Representatives shall not be deemed a breach of this Section 6.5. No investigation, notice or disclosure pursuant to this Section 6.5 shall (i) supplement or amend any representation or warranty in this Agreement of the Company (or cure any breach thereof), (ii) supplement or amend the Company Disclosure Letter or (iii) otherwise limit the rights or remedies available hereunder to Parent.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Reasonable Best Efforts.

(a) Except as otherwise provided under Section 6.2 or Section 6.3 or to the extent that any action is governed by a different covenant or obligation hereunder, upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause (A) each of the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and (B) each of the conditions to the Merger set forth in Article VIII to be satisfied as promptly as practicable after the date of this Agreement; (ii) subject to Section 7.2, obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; (iii) resist, contest, appeal and remove any Legal Proceeding and have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 7.2); (iv) upon the reasonable written request of Parent or Merger Sub, obtain all necessary or appropriate Consents under any Material Contracts to which the Company is a party in connection with this Agreement and the consummation of the transactions contemplated hereby; and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary herein, no party hereto shall be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Authority) under any Contract.

(b) Parent agrees, on behalf of itself and its Affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, purchase or exclusively license (or agree to acquire, purchase or exclusively license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization, which transaction would result in Parent or any of its Affiliates owning, directly or indirectly, any product or product candidate that is an miR-17 inhibitor, if doing so would or would reasonably be expected to result in any delay beyond the Termination Date in obtaining, or materially increase the risk of not obtaining prior to the Termination Date, any Consent of any Governmental Authority required in connection with the transactions contemplated hereby (including the Merger).

7.2 Antitrust Obligations.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, as soon as practicable after the date of this Agreement (but in no event later than fifteen (15) Business Days) following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) cooperate and coordinate with the other in the identification and making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law prior to the Termination Date. Each of Parent and the Company shall use reasonable best efforts to obtain any clearance required under the HSR Act, any Foreign Antitrust Laws for the transactions contemplated hereby, so as to enable the transactions to occur as expeditiously as possible and, in any event, prior to the Termination Date, including opposing vigorously and fully any challenge, promptly appealing any adverse decision or order by a Governmental Authority, and litigating any such challenge to a final non-appealable order. The term “reasonable best efforts” as used in this Section 7.2(a) shall not require Parent or any of its Affiliates to sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer or dispose of any assets, operations, rights, product lines or businesses, or interests therein, of itself, its Subsidiaries, or its Affiliates (or consent to any of the foregoing actions). Notwithstanding anything to the contrary in this Section 7.2, Parent shall, in consultation with Company, determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions or Consents of any Governmental Authority as contemplated hereby, and Company shall take such actions as reasonably requested by Parent in connection with obtaining such consents; provided, however that Company shall not be required to undertake any action under this Section 7.2 unless such action is expressly conditioned on the close of the transactions contemplated herein.

(b) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, any Foreign Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all substantive meetings and substantive conference calls with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (C)(1) of Annex A and Section 8.2. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company.

(c) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be made, and whether any other Consents not contemplated by Section 7.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the transactions contemplated hereby.

7.3 Merger. Following the Acceptance Time, each of Parent, Merger Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, none of the Company, Parent or Merger Sub shall, and shall not permit and shall cause their respective Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

7.4 Public Statements and Disclosure. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Merger, the Offer or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement by the Company permitted by Section 6.3 (including to announce a Company Board Recommendation Change in accordance with Section 6.3) and any response by Parent or any of its Affiliates thereto, (c) statements consistent in all material respects with any release, filing disclosure or other public statements previously made in accordance with this Section 7.4, or (d) public statements regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 7.4, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

7.5 Anti-Takeover Laws. If any Takeover Provision becomes or is deemed to be applicable to this Agreement, the Merger, the Offer or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Takeover Provision inapplicable to the foregoing; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a duly authorized committee thereof) to take any action that would be inconsistent with its fiduciary duties under applicable Law or following a Company Board Recommendation Change.

7.6 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall, and shall cause each of its officers to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the books, records, personnel, facilities, properties and assets of the Company, as from time to time may be reasonably requested during such period (but not for the purpose of any actual or potential adverse action or dispute between the parties or their Affiliates), and the Company shall furnish promptly to Parent and its Representatives all other information concerning the Company as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) granting such access would violate any obligations of the Company with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company is a party (provided that the Company shall use commercially reasonable efforts to obtain the consent of any such Contract’s counterparty to such inspection or disclosure), (c) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information (provided that the Company will nonetheless provide Parent and the applicable Representatives of Parent with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby), or (d) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 6.2, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (a), (b) or (c) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a risk of damage or destruction to any property or assets of the Company, shall be subject to the Company’s reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.6. Nothing in this Section 7.6 or elsewhere in this Agreement shall be construed to require the Company or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

7.7 Section 16(b) Exemption The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation and its Subsidiaries and Affiliates to) honor and fulfill in all respects the obligations of the Company under (i) the indemnification agreements (1) set forth on Section 7.8(a) of the Company Disclosure Letter or (2) entered into in accordance with Section 6.1 during the period commencing on the date of this Agreement and continuing until the Effective Time on the form filed as Exhibit 10.1 to the Company’s Form 10-K for its year ended December 31, 2025, in each case, between (A) the Company and any of their current or former directors and officers and any person who becomes a director or officer of the Company and (B) the Company and any Person serving or who served as a director, officer, member, manager, partner, trustee or other fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the Company Charter or bylaws of the Company, in each case of clauses (i) and (ii) as in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws of the Surviving Corporation and its Subsidiaries to contain provisions with respect to elimination of liability of directors, indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws of the Company as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law or otherwise) in any manner adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 7.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent provided in the Company Charter and bylaws of the Company as of the date hereof, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as (or the fact that such Indemnified Person is or was) a director, officer, employee or agent of the Company or other controlled Affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving as a director, officer, employee or agent of the Company or its controlled Affiliates or at the request of the Company as such (including as a fiduciary with respect to any employee benefit plan) of another Person (regardless, in each case, of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), (ii) any of the transactions contemplated by this Agreement or (iii) the enforcement of any of the rights of such Indemnified Person (or his or her heirs or legal representatives) under this Section 7.8, provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation or any of its Subsidiaries a written notice of any prospective, threatened or actual Indemnified Proceeding for which indemnification or advancement may be sought under this Section 7.8(b), then the obligations of Parent, the Surviving Corporation and its Subsidiaries under this Section 7.8(b) shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by the Company Charter and the bylaws of the Company, Parent, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following a request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person, to the extent required by Law, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification therefor hereunder.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured Persons than the policies of the Company in effect as of the date of this Agreement; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase coverage as favorable to the insured Persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(d) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made, brought or threatened against such Indemnified Person, such Indemnified Person’s rights under this Section 7.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division transaction, then, in each such case, Parent shall make proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations thereof, as applicable, set forth in this Section 7.8.

(f) This Section 7.8 shall survive the consummation of the Merger and is intended to benefit, and from and after the Effective Time shall be enforceable by, each of the Indemnified Persons and their respective successors, assigns, heirs and legal representatives, and shall not be amended, terminated, altered, repealed or modified from and after the Effective Time in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 7.8 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise, and are in addition to, and not in substitution for, any such other rights.

7.9 Employee Matters.

(a) For a period of one (1) year following the Effective Time (or until the Continuing Employee’s earlier termination of employment), Parent shall provide, or shall cause to be provided, to each Continuing Employee (i) an annual base salary or hourly wage rate (as applicable) that is no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash incentive opportunity that is no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time, and (iii) retirement, health and welfare benefits that are no less favorable, in the aggregate, to those provided to such Continuing Employee as of the Effective Time, provided that, in no event shall the foregoing clauses take into account any change in control, transaction, retention, equity or equity-based compensation, severance, termination protection, post-employment health or welfare or defined benefit pension benefits. In addition, for a period of two (2) years following the Effective Time, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with severance benefits and protections no less favorable than those provided to such Continuing Employees in accordance with the Plans listed in Section 7.9(a) of the Company Disclosure Letter taking into account such Continuing Employee’s additional period of service and increases in compensation following the Closing, unless otherwise agreed between Parent or an Affiliate of Parent and a Continuing Employee in connection with the transfer of such Continuing Employee’s employment from the Surviving Corporation to Parent or an Affiliate of Parent other than the Surviving Corporation.

(b) For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Continuing Employee is or becomes eligible to participate (each, a “New Plan”), each Continuing Employee shall be credited with his or her years of service with the Company, its Affiliates or their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled before the Effective Time, to credit for such service under any similar Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to (i) the extent that its application would result in a duplication of benefits, (ii) any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (iii) any vesting of equity or equity-based incentive compensation or benefits. In addition each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plans replaces coverage under a comparable to a Plan in which such Continuing Employee participated immediately prior to the Effective Time (such plans, collectively, the “Old Plans”); provided that the foregoing shall not be interpreted to require Parent, the Surviving Corporation or their respective Affiliates to duplicate any benefits that are provided under a Plan following the Effective Time. For purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall (or shall cause the Surviving Corporation to) use commercially reasonable efforts to (i) cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans, and (ii) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying analogous deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing in this Agreement shall confer upon any Continuing Employee or other Person any right to continue in the employ or service of the Parent, the Company, the Surviving Corporation or their respective Affiliates. No provision of this Agreement: (i) shall limit the ability of the Parent, the Company, the Surviving Corporation or their respective Affiliates to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them (subject to the limitations set forth in Section 6.1), (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Affiliates (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and any of its Affiliates).

7.10 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform, satisfy and discharge on a timely basis their respective covenants, obligations and liabilities under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement), and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

7.11 Certain Litigation. The Company shall promptly (and in any event within two (2) Business Days) advise Parent of any Legal Proceeding asserted, threatened or commenced after the date hereof against the Company or any of its directors or officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (any such Legal Proceeding, “Transaction Litigation”), and shall keep Parent reasonably informed regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with legal counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 7.11, “participate” means that Parent will be kept reasonably apprised on a reasonably prompt basis of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its legal counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation, or file any supplemental disclosures to moot or otherwise address the claims in any Legal Proceeding, other than with respect to comments from the SEC or its staff regarding the Schedule 14D-9 or other Offer Documents which are the subject of Section 2.1(f), without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 7.11, no such action shall be required to be taken with respect to any disputes between any of the Company or any of its Affiliates, on the one hand, and any of Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, on the other hand.

7.12 Delisting. Each of the parties agrees to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

7.13 14d-10 Matters. Prior to the Acceptance Time, the Compensation Committee of the Company Board shall have taken all steps as may be necessary to (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, any agreement, plan, program, arrangement or understanding entered into or established by the Company with or on behalf of its officers, directors or employees, in each case, at or prior to the Expiration Time, including any amendment or modification thereto, and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to such agreement, plan, program, arrangement or understanding.

7.14 Parent Stockholder Consent. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent shall duly execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

7.15 Tax Cooperation. Prior to the Closing Date, the parties hereto and their agents and Affiliates shall cooperate in good faith with each other regarding the Tax treatment of and reporting with respect to the CVR Agreement and payments in the form of or with respect to any CVR.

7.16 ATM Program Termination. The Company shall use reasonable best efforts to deliver all notices and take all other actions that are required to terminate, in accordance with the terms thereof, the Common Stock Sales Agreement, dated as of December 12, 2018 (as amended), by and between the Company and H.C. Wainwright & Co., LLC, prior to the Effective Time.

ARTICLE VIII

CONDITIONS TO THE MERGER

The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

8.1 Purchase of Company Shares. Merger Sub shall have irrevocably accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer and Merger Sub shall have consummated the Offer.

8.2 No Legal Prohibition. The consummation of the Merger shall not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Authority of competent jurisdiction then in effect, and there shall not be in effect any Law that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company at any time prior to the Acceptance Time;

(b) by either Parent or the Company by written notice to the other:

(i) if (A) the Acceptance Time shall not have occurred on or before 5:00 p.m. New York City time on July 29, 2026 (as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties hereto, the “Termination Date”) for any reason; or (B) the Offer shall have expired and not have been extended in accordance with Section 2.1(d)(ii) without acceptance for payment of the Company Shares tendered in the Offer within the period required by Section 2.1(e); provided, however, that the right to terminate this Agreement pursuant to either clause (A) or (B) of this Section 9.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been a principal cause of the failure of the Acceptance Time to occur on or before the date of such termination;

(ii) if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal (A) prior to the Acceptance Time, the consummation of the Offer, or (B) prior to the Effective Time, the consummation of the Merger, and, in each case, such Order or Law shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall be available only if the party (which shall include, in the case of Parent, Parent and Merger Sub) seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have fully complied with its obligations under Section 7.1 and Section 7.2 prior to asserting the right to terminate arising pursuant to this Section 9.1(b)(ii); or

(iii) at any time following the Expiration Time, (A) the conditions set forth in Annex A (other than those conditions that by their nature are to be satisfied as of immediately prior to the Expiration Time, but subject to such conditions being able to be satisfied or waived at or prior to the Expiration Time) have been satisfied or waived at or prior to the Expiration Time (after giving effect to any extensions thereof in accordance with this Agreement), (B) Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the

Offer in accordance with Article II, (C) the Company has delivered written notice to Parent of the Company’s intention to terminate this Agreement pursuant to this Section 9.1(b)(iii) if Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three (3) Business Days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination), and (D) Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three (3) Business Days after the notice in clause (C) has been provided; provided that, notwithstanding anything in Section 9.1(b)(i) to the contrary, the Company shall not be permitted to terminate this Agreement pursuant to Section 9.1(b)(i) during any such three (3) Business Day period following delivery of the notice referred to in clause (C) above.

(c) by the Company by written notice to Parent at any time prior to the Acceptance Time, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.1(d), (B) Parent or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Offer or the Merger by the Termination Date, and (C) such breach, failure to perform or inaccuracy of Parent or Merger Sub is not capable of being cured by the Termination Date or is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy;

(ii) (A) the Company Board (or a duly authorized committee thereof) shall have determined to terminate this Agreement in accordance with the terms set forth in Section 6.3 in order to enter into a definitive agreement with respect to a Superior Proposal, (B) such Superior Proposal shall not have resulted from a material breach of Section 6.2 or Section 6.3 with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, and (C) the Company pays Parent the Company Termination Fee payable to Parent pursuant to Section 9.3(c)(ii) and enters into such definitive agreement substantially concurrently with the termination of this Agreement pursuant to this Section 9.1(c)(ii);

(d) by Parent, by written notice to the Company at any time prior to the Acceptance Time, in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.1(c)(i), (B) the Company shall have breached or failed to perform any of its covenants or agreements, or other obligations under this Agreement that would give rise to the failure of the condition set forth in clause (C)(3) of Annex A to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Expiration Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or becomes inaccurate, such that the condition set forth in clause

(C)(2) of Annex A is not capable of being satisfied by the Termination Date, and (C) such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the Termination Date or is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) a Company Board Recommendation Change shall have occurred.

9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) the penultimate sentence of Section 7.6, this Section 9.2, Section 9.3 and Article X and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any fraud or Willful Breach of this Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree may not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company and the Company Stockholders (taking into consideration all relevant matters)). The parties hereto acknowledge and agree that, to the extent Parent or Merger Sub is required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company and by Persons who are Company Stockholders as of the date on which this Agreement is terminated in respect of Company Shares.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Transfer Taxes. Except as expressly provided in Section 3.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (the “Transfer Taxes”) incurred in connection with the transaction contemplated by this Agreement and the transactions contemplated hereby shall be paid by Parent and Merger Sub when due. Parent and Merger Sub shall prepare and file, at their expense, all Tax Returns and other documentation with respect to such Transfer Taxes. The Company shall cooperate with Parent and Merger Sub in preparing, executing and filing such Tax Returns with respect to Transfer Taxes.

(c) Company Termination Fee. The Company shall pay to Parent $27,293,938 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 9.1(b)(i) (Termination Date; Offer Expiration) and the Minimum Condition has not been satisfied prior to such termination (provided, that (x) the conditions to the Offer set forth in clauses (A) and (C)(1) of Annex A are satisfied at the time of such termination pursuant to Section 9.1(b)(i) (Termination Date), and (y) with respect to such termination by the Company, the right to terminate this Agreement pursuant to Section 9.1(b)(i) (Termination Date) is then available to Parent or (2) by Parent pursuant to Section 9.1(d)(i) (Breach of the Company’s Representations, Warranties or Covenants); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been made to the Company or publicly announced or shall have become publicly disclosed and, in any case, shall not have been withdrawn or otherwise abandoned (publicly withdrawn or publicly abandoned in the case of an Acquisition Proposal that was publicly announced or disclosed) prior to the date that is two (2) Business Days prior to the Expiration Time, in the case of termination pursuant to Section 9.1(b)(i)(B) or prior to the termination of this Agreement, in the case of termination pursuant to Section 9.1(d)(i); and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or consummates an Acquisition Proposal, in which case the Company Termination Fee shall be payable substantially concurrently with the entry into such definitive agreement or the consummation of such Acquisition Transaction, as applicable;

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) (Superior Proposal), in which case the Company Termination Fee shall be payable substantially concurrently with such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) (Company Board Recommendation Change), in which case the Company Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 9.3(c)(i), all references in the definition of “Acquisition Transaction” to “twenty percent (20%)” and “eighty percent (80%)” shall each be deemed to be references to “fifty percent (50%).”

(d) Single Payment Only. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Termination Fee as Exclusive Remedy. The parties acknowledge that the agreements contained in Section 9.3(c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Company Termination Fee is paid: (i) the payment by the Company of the Company Termination Fee pursuant to Section 9.3(c) (including, in each case, any additional amount payable pursuant to this Section 9.3(e)) shall be the sole and exclusive remedy of Parent and Merger Sub, and (ii) (A) neither of Parent nor Merger Sub shall, and neither of Parent nor Merger Sub shall be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and both Parent and Merger Sub hereby irrevocably covenant not to bring, threaten, commence, maintain or seek any recovery in connection with) and (B) the Company shall not have any liability for or with respect to, in the case of each of clauses (ii) (A) and (ii) (B), any action, suit, claim, proceeding, investigation, arbitration or inquiry against the Company arising out of this Agreement, any of the transactions contemplated hereby, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated hereby to be consummated. Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Regulatory Termination Fee is paid: (I) the payment by Parent of the Regulatory Termination Fee pursuant to Section 9.3(f) (including, in each case, any additional amount payable pursuant to this Section 9.3(e)) shall be the sole and exclusive remedy of the Company, and (II) (x) the Company shall not, and the Company shall not be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and the Company hereby irrevocably covenants not to bring, threaten, commence, maintain or seek any recovery in connection with) and (y) neither of Parent nor Merger Sub shall have any liability for or with respect to, in the case of each of clauses (II) (x) and (II) (y) of this Section 9.3(e), any action, suit, claim, proceeding, investigation, arbitration or inquiry against Parent or Merger Sub arising out of this Agreement, any of the transactions contemplated hereby, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated hereby to be consummated. If the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, Parent or Company, as applicable, commences a Legal Proceeding which results in a judgment against the Company or Parent, as applicable, for the payment set forth in this Section 9.3, the Company or Parent, as applicable, shall pay Parent or Company, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the foregoing, nothing in this Section 9.3, including the payment of the Company Termination Fee or the Regulatory Termination Fee, will relieve either party from liability, or otherwise prevent, limit or otherwise restrict the right of either party to bring or maintain any claims arising out of the other party’s common law fraud or Willful Breach.

(f) Regulatory Termination Fee. In the event that this Agreement is validly terminated pursuant to (i) Section 9.1(b)(i)(A) and as of such termination, the condition set forth in clause (A) of Annex A or the condition set forth in clause (C)(1) of Annex A has not been satisfied (or waived) (in the case of the condition in clause (C)(1) of Annex A, solely to the extent such failure is the result of any Law or Order arising under any Antitrust Law) or (ii) Section 9.1(b)(ii) as a result of a final and non-appealable Order by a court of competent jurisdiction or other Governmental Authority having jurisdiction under any applicable Antitrust Laws (and, in each case, solely to the extent such Order arises under any Antitrust Law), and, in each case ((i) and (ii), all of the conditions to the Offer set forth in Annex A (other than the condition set forth in clause (A) of Annex A or the condition set forth in clause (C)(1) of Annex A and those conditions that are by their nature to be satisfied at the Acceptance Time) have been satisfied or waived (to the extent waivable), then Parent shall, no later than five (5) Business Days following such termination, pay, or cause to be paid, in immediately available funds by wire transfer, an amount equal to $41,990,674 (the “Regulatory Termination Fee”), without any offset, deduction, withholding or tax reduction (except to the extent required by law), to the Company (or their designees) to an account or accounts that have been designated by the Company to Parent in writing.

9.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms. Notwithstanding anything herein to the contrary, after the Acceptance Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder (and this Agreement shall not be construed to impose any such conditions or excuse such performance).

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 10.2):

(a)	if to Parent or Merger Sub, to:

Novartis AG

c/o Novartis International AG

Lichtstrasse 35

4056 Basel

Switzerland Attention: Janet Raimondo, Global Head Legal Transactions; Jonathan Emery, Head Corporate Legal M&A

Email:

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

Attention: Catherine J. Dargan; Michael J. Riella

Email: cdargan@cov.com; mriella@cov.com

(b)	if to the Company, to:

Regulus Therapeutics Inc.

4224 Campus Point Court, Suite 210

San Diego, CA 92121

Attention: Joseph P. Hagan, Chief Executive Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

Attention: Charles Ruck; Daniel Rees

Email: Charles.Ruck@lw.com; Daniel.Rees@lw.com

10.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent or Merger Sub may assign, in its sole discretion and without consent of the other parties, any of or all its rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve Merger Sub or Parent, as applicable, of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

10.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of January 10, 2025, and amended by that certain Clean Team Amendment to Confidentiality Agreement, dated as of April 20, 2025 (as amended, the “Confidentiality Agreement”).

10.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto), the Confidentiality Agreement, the CVR Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

10.6 Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and the permitted assigns of Parent and Merger Sub, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 7.8, (b) subject to Section 9.2 and the last sentence of this Section 10.6, the right of the Company Stockholders to seek monetary damages (including monetary damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders), (c) from and after the Acceptance Time, the rights of the Company Stockholders pursuant to the Offer to receive the Offer Price, as provided in Article II and in accordance with the Offer, and (d) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, Option Closing Consideration, RSU Closing Consideration, PSU Closing Consideration, Warrant Closing Consideration or Preferred Closing Consideration, as applicable, as provided in Article III Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (b) of this Section 10.6 and the provisions of Section 9.2 with respect to the ability to seek to and, if awarded, the recovery of, damages based on losses suffered by the Company Stockholders (including the loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders) shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Company Shares and subsequently be transferred therewith.

10.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be effected as originally contemplated to the fullest extent possible.

10.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving Willful Breach or fraud; provided, however, that in no event shall Parent or Merger Sub be entitled to both the payment of the Company Termination Fee, on the one hand, and either specific performance or any other monetary or other remedies, on the other hand.

10.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

10.13 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

NOVARTIS AG

By:	/s/ Juliana Mazza Reis
Name:	Juliana Mazza Reis
Title:	Attorney-in-fact

By:	/s/ David Quartner
Name:	David Quartner
Title:	Attorney-in-fact

REDWOOD MERGER SUB INC.

By:	/s/ John McKenna
Name:	John McKenna
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

REGULUS THERAPEUTICS INC.

By:	/s/ Joseph Hagan
Name: Joseph Hagan
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of April 29, 2025 (the “Agreement”), by and among Novartis AG, a company limited by shares (Aktiengesellschafl) incorporated under the laws of Switzerland (“Parent”), Redwood Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Regulus Therapeutics Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend, amend or terminate the Offer pursuant to the terms and conditions of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Time, in the event that, as of immediately prior to the Expiration Time, any of the conditions set forth below shall not have been satisfied or waived in writing by Parent and Merger Sub (to the extent waivable by Parent and Merger Sub):

(A) any waiting period (and extensions thereof, including under any agreement between a party and a Governmental Authority agreeing not to consummate the Merger prior to a certain date entered into in compliance with the Agreement) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

(B) the Minimum Condition shall have been satisfied; or

(C) none of the following shall have occurred:

(1) (i) any Governmental Authority of competent and applicable jurisdiction shall have (x) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger, or (y) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) any matter described on Schedule I;

(2) (i) the representations or warranties of the Company contained in Section 4.9(a) shall not be true and correct in all respects as of immediately prior to the Expiration Time as though made as of such time; (ii) any representation or warranty of the Company contained in Section 4.2(a) shall not be true and correct in all respects, other than any de minimis

A-1

inaccuracies, as of the date hereof and at and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of a different date or period of time, in which case as of such different date or period of time), (iii) the representations or warranties of the Company contained in any of Section 4.1(a), Section 4.2 (other than Section 4.2(a)), Section 4.3, Section 4.4, Section 4.5, Section 4.6(a), Section 4.11, Section 4.21(e), Section 4.21(h) and Section 4.27 of the Agreement (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”), shall not be true and correct in all material respects as of the date hereof and at and as of immediately prior to the Expiration Time as though made at and as of such time (except to the extent expressly made as of a different date or period of time, in which case as of such different date or period of time), and (iv) any other representation or warranty of the Company contained in Article IV of the Agreement (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”, except for the word “Material” as used in the definition of “Material Contract”) shall not be true and correct in all respects as of the date hereof and at and as of immediately prior to the Expiration Time as though made as of such time (except to the extent expressly made as of a different date or period of time, in which case, at and as of such different date or period of time), except, in each case in this clause (iii), where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

(3) the Company shall have breached or failed to perform in any material respect any agreement or covenant to be performed, or complied with, by it under the Agreement at or prior to the Expiration Time and such breach or failure shall not have been cured as of immediately prior to the Expiration Time;

(4) the Company shall not have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in clauses (C)(2), (C)(3) and (C)(6) of this Annex A shall have been satisfied as of immediately prior to the Expiration Time;

(5) the Agreement shall have been terminated in accordance with its terms; or

(6) since the date hereof, there shall have occurred a Company Material Adverse Effect.

The foregoing conditions are for the sole benefit of Parent and Merger Sub (except for the conditions set forth in clauses (B) and (C)(5)), may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time prior to the Acceptance Time in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC.

A-2

ANNEX B

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

[See attached]

B-1

ANNEX C

BYLAWS OF THE SURVIVING CORPORATION

[See attached]

C-1

ANNEX D

CVR AGREEMENT

[See attached]

B-1

Annex D

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) dated as of [•], 2025, between Novartis AG, a company limited by shares (Aktiengesellschafl) incorporated under the laws of Switzerland (“Parent”), and [•], a [•], as Rights Agent.

INTRODUCTION

WHEREAS, Parent, Redwood Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Regulus Therapeutics Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of April 29, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Merger Sub has made a tender offer (as it may be amended, modified or extended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Company Shares”) and (b) following the acceptance for payment of Company Shares pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer or the Merger, as the case may be, the holders of Company Shares (other than Canceled Company Shares and Dissenting Company Shares) and holders of Company Warrants, In the Money Options, Out of the Money Options, Company RSU Awards, Company PSU Awards and shares of Company Preferred Stock (each as defined in the Merger Agreement) will become entitled to receive the contingent cash payment hereinafter described upon the achievement of the Milestone (as defined below) during the Milestone Period (as defined below); and

WHEREAS, pursuant to this Agreement, the amount payable per CVR (as defined below) is the Milestone Payment (as defined below) in cash.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than forty-five percent (45%) of the outstanding CVRs as set forth in the CVR Register.

“Assignee” has the meaning set forth in Section 6.3.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger, consolidation or other business combination involving Parent in which Parent is not the surviving entity and in which the stockholders of Parent immediately prior to such transaction collectively own less than 50% of Parent’s voting power immediately after such transaction or (c) any other transaction (including any issuance of securities) involving Parent in which the holders of voting securities of Parent immediately prior to such transaction collectively own securities representing less than 50% of Parent’s voting power immediately after such transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions; provided that, no assignment to a controlled Affiliate of Parent shall be deemed a Change of Control.

“Commercially Reasonable Efforts” means the level of efforts and resources that would normally be used by Parent in the United States in the performance of a corresponding activity for a similar pharmaceutical product at a similar stage in development and that has a similar market potential as the Product, taking into account, in each case, all scientific, technical, commercial and other relevant factors, including patent or other intellectual property coverage, proprietary position, expiration and term extension, regulatory and other exclusivity (or lack thereof), manufacturing and supply chain, the availability of product supply, product profile, safety and efficacy, stage of development, actual and anticipated product labeling, the competitiveness of alternative products in the marketplace or under development, the likelihood of receipt of U.S. Regulatory Approval given the regulatory structure involved, the regulatory environment, the availability of coverage and reimbursement and the expected profitability of the applicable product, including actual and expected development costs and time lines and pricing and reimbursement status achieved or likely to be achieved, with respect to pricing determinations, applicable Laws and market practices (including those relating to pricing, discounting and reimbursement), cost of goods and all other actual and expected costs associated with the applicable product, and time lines associated with commercial entry. It is understood and agreed that, notwithstanding the foregoing, product potential (which includes the foregoing factors) may change from time to time based upon changing scientific, legal and regulatory, business and marketing and/or return on investment considerations; provided, that, notwithstanding the foregoing, such level of efforts and resources shall be determined without taking into account the Milestone Payment payable in accordance with, and subject to the terms hereof and the time line considerations shall not factor in the Milestone Period.

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Employee Equity Award Holder” means the Equity Award Holders that held Employee Company Stock Awards.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Award Holder” means the Holders of CVRs granted with respect to In the Money Options, Out of the Money Options, Company RSU Awards and Company PSU Awards.

“Governmental Authority” means (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Product.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Indication” means the treatment of autosomal dominant polycystic kidney disease in human patients.

“Licensee” means any licensee or sublicensee under the Company Intellectual Property Rights that has the rights to develop, apply for U.S. Regulatory Approval for, and commercialize a Product.

“Milestone” the first achievement by any Selling Entity of the U.S. Regulatory Approval for the Product for the Indication.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Notice Date” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means $7.00 per CVR, without interest.

“Milestone Payment Amount” means, for a given Holder, with respect to the achievement of a Milestone (if at all), a one-time payment equal to the sum of (a) the product of (i) the Milestone Payment and (ii) the number of CVRs that are not in respect of an Out of the Money Option held by such Holder as reflected on the CVR Register as of 5:00 p.m., Eastern time, on the Milestone Notice Date, if any, and (b) the Out of the Money Option Consideration payable in respect of the CVRs held by such Holder in respect of an Out of the Money Option as reflected on the CVR Register as of 5:00 p.m., Eastern time, on the Milestone Notice Date, if any.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Milestone Period” means the period commencing as of the Effective Time and ending at 11:59 p.m., Eastern Time, on December 31, 2034.

“Non-Employee Equity Award Holder” means the Equity Award Holders that are not Employee Equity Award Holders.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Out of the Money Option Consideration” means an amount in cash, if any, equal to the product obtained by multiplying (a) the aggregate number of CVRs received in respect of an Out of the Money Option, by (b) an amount equal to (ii) the Per Share Value Paid as of the Milestone Payment Date, less (ii) the per share exercise price of such Out of the Money Option.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to a court order (including in connection with bankruptcy or liquidation), (d) by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC or (f) as provided in Section 2.6.

“Product” means any pharmaceutical compound that contains the chemically modified oligonucleotide inhibiting microRNA-17 (miR-17), known as farabursen (RGLS 8429).

“Rights Agent” means the Rights Agent named in the preamble to this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Selling Entity” means (a) Parent, (b) any Affiliate or Licensee of Parent or (c) any third party that is a transferee, successor or assignee of any of the foregoing in (a) or (b) of the rights under the Company Intellectual Property Rights owned or controlled by Company or any of its Subsidiaries as of the Effective Time and that has the rights to develop, apply for U.S. Regulatory Approval for, and commercialize a Product. “Selling Entity” excludes any (sub)contractors or distributors of any of the foregoing in (a) to (c).

“Significant Pharmaceutical Company” means a company which, together with its Affiliates, has capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained rights to the Product as set forth in Section 4.4(b), had annual consolidated revenues (with its Affiliates) of at least $10 billion, as reflected in such company’s audited financial statements.

“U.S. Regulatory Approval” means the approval by the FDA of a new drug application submitted to the FDA pursuant to 21 U.S.C. § 355(b) and 21 C.F.R. Part 314 (for clarity, including accelerated approval pursuant to 21 U.S.C. § 356(c) and 21 C.F.R. Part 314 Subpart H) that is necessary for the commercial marketing and sale of the Product in the United States of America for the Indication.

Section 1.2 Rules of Construction. Unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes or Schedules are to Articles, Sections, Annexes or Schedules of this Agreement unless otherwise specified. If a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” is not exclusive. References to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The parties hereto have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Closing and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement. The CVRs represent the rights of Holders (granted to the initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement and the Merger Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep an up-to-date register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs, and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Company Shares held by DTC on behalf of the street holders of the Company Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Company Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the proposed transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the proposed transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent will have no duty or obligation to take any action under any Section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or an authorized representative thereof). Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the Milestone is achieved at any time prior to the expiration of the Milestone Period, then (i) as soon as reasonably practicable following the achievement of the Milestone (and in any event no later than thirty (30) days) after the date on which the Milestone is achieved (the “Milestone Payment Date”), Parent shall deliver or cause to be delivered to the Rights Agent a written notice (the “Milestone Notice” and the date on which such Milestone Notice is delivered to the Rights Agent, the “Milestone Notice Date”) indicating that the Milestone has been achieved and (ii) unless otherwise agreed with the Rights Agent, no later than the Milestone Notice Date, Parent shall deliver to the Rights Agent cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment Amounts to all Holders pursuant to Section 4.2 other than Employee Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(b) of this Agreement and Section 3.7(d) of the Merger Agreement).

(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the Milestone Notice, send each Holder (other than the Employee Equity Award Holders) at its registered address a copy of the Milestone Notice and pay the Milestone Payment Amount to each of the Holders (other than the Employee Equity Award Holders) by check mailed to the address of each such Holder as reflected in the CVR Register as of 5:00 p.m., Eastern time, on the Milestone Notice Date (and with respect to Non-Employee Equity Award Holders, in no event more than seventy-four (74) days following the date on which the Milestone is achieved). Parent (i) shall promptly, and in any event within ten (10) Business Days after delivery to the Rights Agent of the Milestone Notice, send or cause to be sent to each Employee Equity Award Holder at such Holder’s registered address a copy of the Milestone Notice and (ii) with respect to any portion of the aggregate Milestone Payment Amount that is payable to Employee Equity Award Holders, shall, as soon as reasonably practicable following the Milestone Notice Date (but in any event no later than thirty (30) days following the Milestone Notice Date, and in all events no later than the date that is seventy-four (74) days following the date on which the Milestone is achieved), pay, or shall cause the Surviving Corporation (as defined in the Merger Agreement) or an Affiliate thereof (or, at Parent’s election, a third party payroll provider of national reputation) to pay through Parent’s, the Surviving Corporation’s or such Affiliate’s (or such third party payroll provider’s) payroll system (and subject to any applicable withholding Taxes pursuant to Section 3.8(e) of the Merger Agreement), the Milestone Payment Amount payable to each such Employee Equity Award Holder in accordance with Section 3.7(d) of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestone shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that any Milestone Payment Amounts with respect to Company Stock Awards (as defined in the Merger Agreement) be exempt from Section 409A of the Code. For purposes of Section 409A of the Code, each payment in respect of a Company Stock Award under Section 3.7(d) of the Merger Agreement or this Agreement shall be treated as a separate payment.

(c) Unless otherwise required as a result of a change of law, and except to the extent any portion of the Milestone Payment is required to be treated as imputed interest pursuant to applicable Tax law, the parties hereto agree to treat (i) the CVRs received with respect to the Company Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as additional consideration paid at the Effective Time for the Company Shares, Company Preferred Stock or Company Warrants pursuant to the Merger Agreement, as the case may be, (ii) any Milestone Payment received in respect of such CVRs as amounts realized on the termination of the CVRs with respect to the Milestone and (iii) Milestone Payments paid in respect of CVRs received with respect to In the Money Options, Out of the Money Options, Company RSU Awards, and Company PSU Awards pursuant to the Merger Agreement, for all U.S. federal and applicable state and local income Tax purposes, as wages or other compensation for services in the year in which the applicable Milestone Payment Amount is made. Notwithstanding the foregoing, Parent may, and may cause the Surviving Corporation to, report imputed interest on the CVRs and Milestone Payments pursuant to Section 483 of the Code.

(d) Parent, or its applicable Affiliate (including the Surviving Corporation), shall be entitled to deduct and withhold, or cause the Rights Agent (or third party payroll provider) to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent, its applicable Affiliate, or the Rights Agent. With respect to In the Money Options, Out of the Money Options, Company RSU Awards and Company PSU Awards, any such Tax withholdings may be made, or caused to be made, by Parent through Parent’s, the Surviving Corporation’s or its applicable Affiliate’s (or third party payroll provider’s) payroll system. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder), The Rights Agent shall solicit from each Holder an IRS Form W-9 or W-8, as applicable, and any other appropriate forms or information, within a reasonable amount of time in order for such Holder to avoid or reduce such withholding, and the Milestone Payment Amount may be reasonably delayed in order to gather such Tax forms. Parent or its applicable Affiliate (including the Surviving Corporation) shall, or shall direct the Rights Agent to, take all action that may be necessary to ensure that any amounts deducted or withheld in respect of Taxes are promptly and properly remitted to the appropriate Taxing Authority. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable Tax law. Parent shall direct and instruct the Rights Agent regarding the Tax information reporting with respect to any Milestone Payment Amount under applicable Tax law, and the Rights Agent will comply with any Tax reporting obligations in accordance applicable Tax law and Parent’s instructions.

(e) Any portion of the aggregate Milestone Payment Amount (and any interest or other income earned thereon) delivered to the Rights Agent that remains undistributed to a Holder twelve (12) months after the date of the delivery of the Milestone Notice shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent (subject to abandoned property, escheat and other similar applicable Law) for payment of such Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(f) Neither Parent nor the Rights Agent shall be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver the Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority, any such Milestone Payment Amount shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights

Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(g) All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. The Rights Agent agrees that any Funds deposited with the Rights Agent pursuant to this Agreement shall constitute a segregated account and shall not be commingled with the moneys, assets or property of the Rights Agent or any other Person. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds as directed by Parent.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written notice of such abandonment to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE 5 and Section 6.3. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.6.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith, fraud, willful breach or gross negligence.

(b) Each Holder shall be deemed to have irrevocably appointed, authorized and directed the Rights Agent (including any successor in accordance with this ARTICLE 3) to act as the Rights Agent and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby or to the extent directed to by the Acting Holders in writing. Parent and its Affiliates shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder for which the Rights Agent is acting at the written direction of the Acting Holders.

(c) The Rights Agent may, upon the written request of the Acting Holders, proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate Legal Proceedings as the Acting Holders shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing; provided that the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel in writing, shall determine that the Legal Proceeding so directed may not lawfully be taken or if the Rights Agent in good faith shall determine that the Legal Proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. No individual Holder shall be entitled to protect and enforce its rights or the rights of the Holders other than through the Rights Agent under the direction of the Acting Holders, as provided for in this Section 3.1. Any Legal Proceeding to enforce any rights of the Holders shall only be brought once by either of the Rights Agent or the Holders, and shall not be brought by both the Rights Agent and the Holders.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence, fraud, willful breach or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in good faith reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection (acting reasonably) and the written advice of such counsel or any written opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in good faith and in reliance thereon and that does not constitute gross negligence or willful, fraud, willful breach or intentional misconduct;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the performance of the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, fraud, willful breach or willful or intentional misconduct;

(i) Parent shall (i) pay the Rights Agent the fees set forth on Schedule I (the “Rights Agent Fees”) (ii) pay the reasonable and documented out-of-pocket fees and expenses paid or incurred by the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof (which shall not exceed $[•] per year) and (iii) reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than withholding Taxes owed by the Holders and Taxes imposed on or measured by the Rights Agent’s net income and any business profits, franchise and similar Taxes imposed on it in lieu of net income Taxes), and for all necessary, reasonable and documented out-of-pocket expenses reasonably incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent;

(k) notwithstanding anything to the contrary herein, Parent shall not be required to indemnify, hold harmless or reimburse the expenses of the Rights Agent in connection with any Legal Proceeding commenced by the Rights Agent against Parent; and

(l) no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(c).

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall as soon as is reasonably possible appoint a qualified successor Rights Agent, which successor, unless otherwise consented to in writing by the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give or cause to be given notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by notice through the facilities of DTC in accordance with DTC’s procedures and/or by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send or cause to be sent such notice within thirty (30) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent shall cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) shall execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Company Shares), the names and addresses of the Holders of such securities within thirty (30) Business Days after the Effective Time, (b) in the case of Company Warrant Holders, the names and addresses of the Holders of such securities set forth in the books and records of the Company within thirty (30) Business Days after the Effective Time, and (c) in the case of Equity Award Holders, the names and addresses of the Holders of such securities set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the Merger Agreement. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Company’s transfer agent, as the case may be.

Section 4.2 Payment of Milestone Payment Amounts. If the Milestone has been achieved at any time prior to the expiration of the Milestone Period in accordance with this Agreement, Parent will deposit, or cause to be deposited, with the Rights Agent, when payable in accordance with the terms of this Agreement, for payment to the Holders in accordance with Section 2.4 (other than Employee Equity Award Holders, in respect of which any Milestone Payment Amounts shall be paid in accordance with Section 2.4(b)), the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. For the avoidance of doubt, the Milestone Payment Amount shall only be paid, if at all, one time under this Agreement, and no Milestone Payment Amount shall be payable with respect to any achievement of the Milestone after the last day of the Milestone Period.

Section 4.3 Books and Records. Parent shall, and shall cause its controlled Affiliates to, keep records in sufficient detail to enable the Holders to determine the amounts payable hereunder.

Section 4.4 Additional Covenants.

(a) During the period commencing as of the Effective Time and ending at the earlier of (i) the date upon which the Milestone has been achieved and (b) the expiration of the Milestone Period, Parent shall, whether by itself or through another Selling Entity, use Commercially Reasonable Efforts to achieve the Milestone. The parties hereby expressly disclaim any extra-contractual covenants, obligations or undertakings with respect to the Milestone or any Milestone Payment Amount (including, for the avoidance of doubt, any claims of fraud) and agree that the sole obligations of the parties with respect to the Milestone or any Milestone Payment Amount shall be as set forth in this Agreement and the Merger Agreement.

(b) In the event that Parent desires to consummate a Change of Control during the Milestone Period but before the Milestone has been achieved, Parent shall cause the

Person acquiring Parent to assume or guarantee Parent’s obligations, duties and covenants under this Agreement to the extent not effected by operation of Law. No later than thirty (30) days following the consummation of any Change of Control, Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.4(b) and that all conditions precedent herein relating to such transaction have been complied with.

Parent shall not, and shall cause its Affiliates not to, directly or indirectly, by a sale, merger, joint venture, exclusive license or any similar transaction or arrangement, sell, transfer, convey or otherwise dispose of all or substantially all of their respective rights to research, develop, manufacture, commercialize or otherwise exploit the Product for the Indication to a third party (other than Parent or any of its controlled Affiliates) if any Milestone Payment Amounts remain unpaid unless, as a condition to such sale, transfer, conveyance, assignment, exclusive license or disposition, (i) such third party expressly and unconditionally assumes and agrees to be bound, by an assumption agreement, duly executed and delivered to the Rights Agent, all obligations of Parent, including any payment obligations, set forth in this Agreement with respect to the Milestone, including the obligation to pay the Milestone Payment Amounts, if the same has not then been paid, in accordance with the terms hereunder (such obligations in this Section 4.4(b), the “Assumed Obligations”) and (ii) if such third party is not a Significant Pharmaceutical Company, Parent shall remain liable for the performance of all of its obligations under this Agreement to the extent such third party does not perform such obligations. For clarity, (A) if such third party is a Significant Pharmaceutical Company, upon consummation of such sale, transfer, conveyance or disposition and execution by such third party of such assumption agreement, and notice thereof to the Rights Agent and the Holders, neither Parent, nor any of its Affiliates (including the Surviving Corporation), shall have any further liability or obligation with respect to any Assumed Obligations. The restrictions set forth in this Section 4.4(b) shall not apply to sales of any Product made by Parent or its Subsidiaries or Affiliates, any sale, assignment, transfer or exclusive license of all or substantially all of the rights to the Product in any country of the world except for the United States, or ordinary course non-exclusive licensing arrangements between Parent and its Subsidiaries or controlled Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing or selling the Product.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto with the Rights Agent, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent will consider to be for the protection or benefit of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, the Securities Exchange Act of 1934 or any applicable state securities or “blue sky” Laws; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4;

(vi) to evidence the assignment of this Agreement by Parent as provided in Section 4.4; or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.4.

(c) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that it reasonably determines adversely affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE 6

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received or otherwise with acknowledgement of receipt) and shall be given:

if to the Rights Agent, to it at:

[•]

[•]

[•]

Attention: [•]

E-mail: [•]

with a copy (which shall not constitute notice) to:

[•]

[•]

[•]

Attention: [•]

E-mail: [•]

if to Parent, to it at:

Novartis AG

c/o Novartis International AG

Lichtstrasse 35

4056 Basel

Switzerland

Attention: Janet Raimondo, Global Head Legal Transactions; Jonathan Emery, Head Corporate Legal M&A

E-mail: [***]

with a copy (which shall not constitute notice) to:

Covington and Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001-4956

Attention: Catherine J. Dargan, Michael J. Riella

E-mail: cdargan@cov.com; mriella@cov.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 6.1. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (b) in connection with a sale, transfer, conveyance or disposition transaction conducted in compliance with Section 4.4 or (c) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b) or (c), an “Assignee”), in each case provided that the Assignee agrees, in an instrument supplemental hereto, executed and delivered to the Rights Agent, to assume and be bound by all of the terms of this Agreement (including the due and punctual payment of the CVRs). Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (or the other applicable assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders shall have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Legal Proceeding with respect to this Agreement, and no individual Holder or other group of Holders shall be entitled to exercise such rights.

Section 6.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any action, litigation or suit seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party hereto or any of its Affiliates or against any party hereto or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, litigation or suit and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, litigation or suit in any such court or that any such action, litigation or suit brought in any such court has been brought in an inconvenient forum. Process in any such action, litigation or suit may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 6.1 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 6.5(c).

Section 6.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.7 Counterparts and Signature. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.8 Termination. This Agreement shall be terminated and be of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earliest to occur of (a) the mailing (or payment by other means) by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all Milestone Payment Amount required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders and (c) the expiration of the Milestone Period. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement shall relieve any party hereto of any liability for any breach of this Agreement occurring prior to such termination.

Section 6.9 Entire Agreement. This Agreement (including the schedules and annexes hereto) and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. If and to the extent any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, (a) this Agreement shall govern and be controlling with respect to CVR matters only, and (b) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs.

Section 6.10 Payments on Next Business Day. In the event that a Milestone Payment Date or any other date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the applicable required date.

Section 6.11 Confidentiality. The Rights Agent agrees that all books, records, information and data pertaining to the business of Parent or its Affiliates, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall be treated as confidential, shall not be used by the Rights Agent for any purpose other than carrying out its duties under this Agreement and shall not be disclosed by the Rights Agent to any other Person, including any Holder, except as may be required by a valid order of any Governmental Authority of competent jurisdiction or as otherwise required by applicable Law, the rules and regulations of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed, or pursuant to subpoenas from state or federal Governmental Authorities (subject to (x) the Rights Agent notifying, to the extent permitted by Law, Parent of such potential disclosure as promptly as practicable in advance of such disclosure, (y) the Rights Agent exercising reasonable best efforts to preserve the confidentiality of such books, records, information or data, including by cooperating with Parent, at Parent’s expense, in any effort to restrict disclosure of such book, records, information or data and (z) the Rights Agent only disclosing such books, records, information or data that is required to be so disclosed by such valid order, such applicable Law, rule or regulation of the Securities and Exchange Commission or any stock exchange on which the securities of the Rights Agent are listed or such subpoena). This Section 6.11 shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

NOVARTIS AG

By:

Name:
Title:

By:

Name:
Title:

[RIGHTS AGENT]

By:

Name:
Title:

[SIGNATURE PAGE TO CONTINGENT VALUE RIGHTS AGREEMENT]

Schedule I

Rights Agent Fees

Acceptance Fee:	$[•]
Annual Fee:	$[•]
Distribution Fee (for each distribution made):	$[•]